Exhibit 10.2

STOCK PURCHASE AGREEMENT

by and among

DPWN HOLDINGS (USA), INC.,

EXEL TRANSPORTATION SERVICES, INC.

and

HUB GROUP, INC.

Dated as of April 1, 2011

TABLE OF CONTENTS

Page

ARTICLE I	PURCHASE AND SALE OF SHARES AND CLOSING	1

1.1	Agreement to Purchase and Sell Shares	1

1.2	Purchase Price	1

1.3	Working Capital Adjustment	1

1.4	Time and Place of Closing	1

1.5	Manner of Payment of the Purchase Price	2

1.6	Determination of Working Capital, Cash and Cash Equivalents and Indebtedness	2

1.7	Disputes Regarding Closing Purchase Price Statement	3

ARTICLE II	REPRESENTATIONS AND WARRANTIES	4

2.1	General Statement; Disclosure Schedule	4

2.2	Representations and Warranties of Purchaser	4

2.3	Representations and Warranties of Seller	5

ARTICLE III	CLOSING	17

3.1	Form of Documents	17

3.2	Purchaser’s Deliveries	17

3.3	Seller’s Deliveries	17

ARTICLE IV	TAX MATTERS	19

4.1	Preparation and Filing of Tax Returns	19

4.2	Tax Indemnity	19

4.3	Apportionment of Straddle Period Income Taxes	20

4.4	Cooperation and Records Retention	20

4.5	Tax Contests	20

4.6	Transfer Taxes	20

4.7	Amendment of Tax Returns	20

4.8	Section 338(h)(10) Election	21

4.9	Tax Sharing Agreements	21

4.10	Survival; Limitations	21

4.11	Tax Treatment of Certain Payments	21

ARTICLE V	POST-CLOSING AGREEMENTS	22

5.1	Further Assurances	22

5.2	Records	22

5.3	Payments of Accounts Receivable	22

5.4	Third Party Claims	22

5.5	Director and Officer Indemnification	22

5.6	Insurance Matters	23

5.7	Use of Intellectual Property	23

5.8	Bonds and Letters of Credit	23

5.9	Releases	24

5.10	Retrieval of Confidential Information	24

5.11	Transaction Bonuses	25

5.12	Receivables Owed by Seller and its Affiliates	25

5.13	Corporate Names	25

5.14	Assignment of Retained Litigation Claim to Seller	25

5.15	Canadian MIP Payments	25

ARTICLE VI	EMPLOYEES AND EMPLOYEE BENEFIT PLANS	26

6.1	Continuation of Employment	26

6.2	Other Benefits	26

6.3	Non-qualified Deferred Compensation Plan	26

6.4	Agent and Salesperson Deferral and Matching Program	26

ARTICLE VII	INDEMNIFICATION	27

7.1	General	27

7.2	Certain Definitions	27

7.3	Indemnification Obligations of Seller	27

7.4	Limitation on Seller’s Indemnification Obligations	28

7.5	Purchaser’s Indemnification Covenants	29

7.6	Limitation on Purchaser’s Indemnification Obligations	29

7.7	Mutual Limitation on Indemnification Obligations	29

7.8	Cooperation	30

7.9	Third Party Claims	30

7.10	Obligations to Mitigate Damages	31

7.11	Effect of Investigation	31

7.12	Indemnification Exclusive Remedy	31

7.13	Effect of Materiality in Certain Representations of Seller	31

ARTICLE VIII	MISCELLANEOUS	32

8.1	Definition of Best Efforts	32

8.2	Publicity	32

8.3	Notices	32

8.4	Expenses	33

8.5	Entire Agreement	33

8.6	Non-Waiver	33

8.7	Counterparts	33

8.8	Severability	34

8.9	Applicable Law	34

8.10	Binding Effect; Benefit	34

8.11	Assignability	34

8.12	Amendments	34

8.13	Headings	34

8.14	Governmental Reporting	34

8.15	Waiver of Trial by Jury	34

8.16	Consent to Jurisdiction	35

8.17	Rule of Construction	35

ARTICLE IX	DEFINITIONS	36

9.1	General	36

9.2	Definitions	36

9.3	Cross Reference of Other Definitions	42

EXHIBITS

Exhibit A                      Description of Business

SCHEDULES

Schedule 1.6	Net Working Capital Example
Schedule 5.7	Excluded Marks
Schedule 5.8(a)	Seller’s Bonds and Letters of Credit
Schedule 5.8(b)	Company Bonds and Letters of Credit
Schedule 5.15	2010 MIP Participants and Amounts
Schedule 6.1A	Certain Excluded Employees
Schedule 6.1B	Certain Employees of Affiliates
Schedule 6.4	Agent/Salesperson Deferral and Matching Program
Schedule 7.3(g)	Indemnification Matters

DISCLOSURE SCHEDULE

Schedule 2.3(b)	Foreign Good Standing
Schedule 2.3(f)(i)	Subsidiaries/Qualifications
Schedule 2.3(f)(ii)	Subsidiaries/Capitalization
Schedule 2.3(f)(iii)	Subsidiaries/Equity Interests
Schedule 2.3(g)	Consents
Schedule 2.3(i)(ii)	Conflicts Under Material Contracts and Permits
Schedule 2.3(j)(i)	Financial Statements
Schedule 2.3(j)(ii)	Financial Position
Schedule 2.3(k)(i)	Company and Subsidiaries Assets – Liens
Schedule 2.3(k)(ii)	Company and Subsidiaries Assets
Schedule 2.3(l)(i)	Accounts Receivable Counterclaims
Schedule 2.3(l(ii)	Accounts Receivable
Schedule 2.3(m)(v)	Tax Matters
Schedule 2.3(m)(vi)	Tax Status
Schedule 2.3(n)(i)	Conduct of Business – Company Sales of Material Assets
Schedule 2.3(n)(iii)	Conduct of Business – Employees
Schedule 2.3(n)(iv)	Conduct of Business – Agents
Schedule 2.3(n)(v)	Conduct of Business – Commissions
Schedule 2.3(n)(vi)	Conduct of Business – Loans
Schedule 2.3(n)(xi)	Conduct of Business – Material Contracts
Schedule 2.3(o)	Contracts
Schedule 2.3(p)	Permits
Schedule 2.3(q)(i)	Benefit Plans
Schedule 2.3(r)(i)	Current Litigation
Schedule 2.3(r)(ii)	Past Litigation
Schedule 2.3(t)(iii)	Environmental Reports
Schedule 2.3(u)(i)	Leased Real Estate
Schedule 2.3(x)	Significant Customers, Vendors, Agents and Operating Agents
Schedule 2.3(y)	Bank Accounts
Schedule 2.3(z)(i)	Insurance Policies
Schedule 2.3(z)(ii)	Insurance Claims
Schedule 2.3(z)(v)	Affiliate Insurance

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of April 1, 2011, by and among DPWN Holdings (USA), Inc., an Ohio corporation (“Seller”), Exel Transportation Services, Inc., a Delaware corporation (the “Company”), and Hub Group, Inc., a Delaware corporation (“Purchaser”).  Certain capitalized terms used in this Agreement are defined in Article IX.

R E C I T A L S

A.           Seller owns, beneficially and of record, all of the issued and outstanding capital stock of the Company, comprised of 1,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”).  The Company owns, beneficially and of record (1) all of the issued and outstanding capital stock of Exel Trucking, Inc, a Delaware corporation (“Exel Trucking”), comprised of 20,000 shares of common stock, par value $1.00 per share, and (2) all of the issued and outstanding capital stock of Exel Transportation Services of Canada ULC, a Nova Scotia Canada unlimited liability company (“ETS Canada”, and together with Exel Trucking, the “Subsidiaries” and each a “Subsidiary”), comprised of 100 shares of common stock, no par value.

B.           The Company and the Subsidiaries are engaged in the businesses described on Exhibit A hereto (collectively, the “Business”).

C.           Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Shares, upon the terms and subject to the conditions contained in this Agreement.

A G R E E M E N T S

NOW THEREFORE, in consideration of the foregoing recitals, the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Purchase and Sale of Shares and Closing

1.1 Agreement to Purchase and Sell Shares.  On the terms and subject to the conditions contained in this Agreement, Seller hereby sells, transfers, conveys, assigns and delivers to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller, all right, title and interest in and to the Shares, free and clear of all Liens.

1.2 Purchase Price.  Subject to Section 1.3, the aggregate purchase price for the Shares (“Purchase Price”) is an amount equal to:

(a) Eighty Three Million Three Hundred Ninety One Thousand Dollars ($83,391,000);

(b) plus, if greater than zero, the amount of Cash and Cash Equivalents, or if less than zero, minus the amount of Cash and Cash Equivalents; and

(c) minus the amount of any Indebtedness of the Company and the Subsidiaries.

1.3 Working Capital Adjustment.  The Purchase Price will be increased on a dollar-for-dollar basis by the amount by which the Net Working Capital is greater than Thirty One Million Dollars ($31,000,000) (the “Working Capital Target”), or decreased, as the case may be, on a dollar-for-dollar basis by the amount by which the Net Working Capital is less than the Working Capital Target.

1.4 Time and Place of Closing.

(a) The transaction contemplated by this Agreement is being consummated (the “Closing”) on the date of this Agreement (the “Closing Date”) at 10:00 a.m. eastern standard time at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois  60601.  The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).

(b) All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

1.5 Manner of Payment of the Purchase Price.

(a) For purposes of the Closing, the parties have made a good faith estimate of the Purchase Price (the “Estimated Purchase Price”) based upon the most recent ascertainable financial information of the Company and the Subsidiaries as of the Effective Time.  The final Purchase Price shall be determined, and any necessary adjustment payments shall be made, following the Closing, in accordance with Sections 1.3, 1.5, 1.6 and 1.7.

(b) At the Closing, Purchaser is paying the Estimated Purchase Price to Seller by wire transfer of immediately available funds to such account as Seller has designated by written notice delivered to Purchaser on or prior to the Closing Date.

(c) Following the Closing, the parties shall determine the final Purchase Price, taking into account the adjustments required pursuant to Section 1.3 and employing the procedures and criteria set forth in Sections 1.6 and 1.7.  If, based on the Purchase Price as finally determined,

(i) the Purchase Price exceeds the Estimated Purchase Price, Purchaser shall forthwith (but in any event within five (5) Business Days of the final determination of the Purchase Price) pay the amount of such excess to Seller by wire transfer of immediately available funds as directed by Seller in writing to Purchaser, and

(ii) the Estimated Purchase Price exceeds the Purchase Price, Seller shall forthwith (but in any event within five (5) Business Days of the final determination of the Purchase Price) pay the amount of such excess to Purchaser by wire transfer of immediately available funds as directed by Purchaser in writing to Seller.

1.6 Determination of Working Capital, Cash and Cash Equivalents and Indebtedness.  The amount of Net Working Capital, Cash and Cash Equivalents and Indebtedness shall be determined from an unaudited statement setting forth Net Working Capital, Cash and Cash Equivalents and Indebtedness as of the Effective Time (the “Closing Purchase Price Statement”).  The Closing Purchase Price Statement shall be prepared by Purchaser in accordance with IFRS as applied in a manner consistent with the policies, principles and methodologies utilized in the preparation of the Most Recent Balance Sheet and, with respect to Net Working Capital, consistent with the sample calculation of Net Working Capital set forth on Schedule 1.6 hereto (the “Net Working Capital Example”).  To the extent there is a conflict between IFRS and the Net Working Capital Example, the Net Working Capital Example shall control.  Purchaser shall use commercially reasonable efforts to cause the Closing Purchase Price Statement to be delivered to Seller not more than ninety (90) days following the Closing Date (the date of such delivery, the “Delivery Date”).

1.7 Disputes Regarding Closing Purchase Price Statement.  Disputes with respect to the Closing Purchase Price Statement shall be resolved as follows:

(a) Seller shall have the period beginning on the Delivery Date and ending at 5:00 p.m., Chicago time, on the date thirty (30) days after the Delivery Date (the “Dispute Period”) to bring any dispute regarding the elements of or amounts reflected on the Closing Purchase Price Statement and affecting the calculation of the Purchase Price (a “Dispute”), but only on the basis that the amounts reflected on the Closing Purchase Price Statement that affect Net Working Capital, Cash and Cash Equivalents and Indebtedness were not calculated in accordance with Section 1.6.  Purchaser shall make available, without cost to Seller, the books, records and personnel of the Company and the Subsidiaries that Seller reasonably requires and requests in order to review the Closing Purchase Price Statement.  If Seller does not provide a written notice of a Dispute to Purchaser within the Dispute Period (“Dispute Notice”), the Closing Purchase Price Statement shall be deemed to have been accepted and agreed to by Seller in the form in which it was delivered to Seller, and shall be final and binding upon Purchaser and Seller.  If Seller has a Dispute, Seller shall provide Purchaser a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which it disagrees.  Within thirty (30) days after delivery of such Dispute Notice, Purchaser and Seller shall attempt to resolve such Dispute and agree in writing upon the final content of the disputed Closing Purchase Price Statement.

(b) If Purchaser and Seller are unable to resolve any Dispute within the thirty (30) day period after Purchaser’s receipt of a Dispute Notice (the “Negotiation Period”), Seller and Purchaser shall jointly engage Deloitte & Touche (the “Arbitrating Accountant”) as arbitrator to settle such Dispute.  If the Arbitrating Accountant is unable or unwilling to serve in such capacity, Purchaser and Seller shall each select a nationally recognized certified public accounting firm or financial services firm which is not rendering (and during the preceding two-year period has not rendered) services to any of Seller, Purchaser or their respective Affiliates and instruct such firms to agree, within five Business Days after such firms have been selected by Purchaser and Seller, on the identity of a third firm (conforming to the requirements set forth in this sentence), which shall serve as the Arbitrating Accountant hereunder.  In connection with the resolution of any Dispute, the Arbitrating Accountant shall have reasonable access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator hereunder.  The Arbitrating Accountant’s function shall be to conform the Closing Purchase Price Statement to the requirements of Section 1.6.  The Arbitrating Accountant shall allow Purchaser and Seller to present their respective positions regarding the Dispute.  The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Dispute, at which conference Purchaser and Seller shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants.  In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings.  In resolving any disputed item, the Arbitrating Accountant may not assign a value to such item greater than the greatest value for such item claimed by Purchaser or Seller or less than the smallest value claimed by Purchaser or Seller.  The Arbitrating Accountant shall promptly, and in any event within sixty (60) days after the date of its appointment, render its decision on the Dispute in writing and finalize the Closing Purchase Price Statement.  Such written determination shall be final and binding upon the parties hereto, and judgment may be entered on the award.  Upon the resolution of all Disputes, the Closing Purchase Price Statement shall be revised to reflect such resolution and the adjusting payments in respect of the final determination of the Purchase Price shall be made in accordance with Section 1.5(c).  The Arbitrating Accountant shall determine the proportion of its fees and expenses to be paid by each of Seller and Purchaser, based primarily on the degree to which the Arbitrating Accountant has accepted the positions of the respective parties.  If Seller or Purchaser is awarded by the Arbitrating Accountant a majority of the monetary relief it seeks or disputes in a Dispute (such party being awarded a majority of the monetary relief, the “Prevailing Party”), the Prevailing Party shall be entitled to prompt reimbursement from the non-prevailing party for all of the Prevailing Party’s fees and expenses incurred in connection with the Dispute, including reasonable attorneys’, accountants’ and expert witness fees and expenses and salaries of (and overhead with respect to) “in-house” counsel and employees of the Prevailing Party and its Affiliates.

ARTICLE II

Representations and Warranties

2.1 General Statement; Disclosure Schedule.  Seller and Purchaser make the representations and warranties to each other which are set forth in this Article II.  All representations and warranties of Seller are made subject to the exceptions which are noted in the schedules delivered by Seller to Purchaser concurrently herewith and identified by the parties as the “Disclosure Schedule”.  No disclosure in any particular section of the Disclosure Schedule with respect to the representations and warranties in this Article II shall be adequate to disclose an exception to any other representation or warranty set forth in Article II unless the applicability of such disclosure to such other representation and warranty is reasonably apparent on its face.  The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for the purposes of this Agreement.

2.2 Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller as of the Closing that:

(a) Organization.  Purchaser is a corporation duly organized, existing and in good standing, under the laws of the State of Delaware.

(b) Power and Authority.

(i) Purchaser has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and each Ancillary Agreement to which Purchaser is a party.  The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Purchaser is a party by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate action, including approval by the board of directors of Purchaser.  No other corporate proceedings are necessary on the part of Purchaser to authorize the execution, delivery and performance of this Agreement or any Ancillary Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby or thereby.

(ii) This Agreement and each Ancillary Agreement to which Purchaser is a party has been duly executed and delivered by Purchaser and each such agreement constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(c) Consents.  Except for filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no consent, authorization, order or approval of, or filing or registration with, any Governmental Authority is required for or in connection with the consummation by Purchaser of the transactions contemplated hereby.

(d) Conflicts Under Constituent Documents or Laws.  Neither the execution and delivery of this Agreement or any Ancillary Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby and thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of its certificate of incorporation or by-laws, or of any Law to which Purchaser is a party or by which Purchaser is bound.

(e) Conflicts Under Contracts.  Purchaser is not a party to any Contract under the terms of which the execution and delivery of this Agreement or any of the Ancillary Agreements to which Purchaser is a party or the consummation by Purchaser of the transactions contemplated hereby or thereby will result in (with or without notice or lapse of time or both) a default, breach or an event of acceleration, or grounds for termination, modification or cancellation, or whereby timely performance by Purchaser according to the terms of this Agreement or any Ancillary Agreement may be prohibited, prevented or delayed.

(f) Brokers.  None of Purchaser or any of its Affiliates has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchaser for arranging the transactions contemplated hereby or introducing the parties to each other.

(g) Solvency.  Immediately after giving effect to the transactions contemplated hereby and the incurrence of any indebtedness therewith, the assets of Purchaser, the Company and the Subsidiaries will exceed their respective liabilities.  In connection with the consummation of the transactions contemplated hereby and the incurrence of any indebtedness in connection therewith, Purchaser does not intend to incur, and does not believe that the Company or any Subsidiary will incur, debts that would be beyond Purchaser’s, the Company’s or such Subsidiary’s ability to pay such debts as such debts mature.

(h) Funding.  Purchaser has all funds required in order to perform its obligations under this Agreement to be performed at the Closing.

(i) WARN Act.  Purchaser has no present plans or intention to cause the Company or any Subsidiary to carry out, after the Closing, any plant closing or mass layoff which would require notification under, or otherwise violate, the federal Worker Adjustment and Retraining Notification Act at any facility of Company.

(j) Independent Investigation.  Purchaser has conducted an independent investigation of the Company and the Subsidiaries, and their respective operations, assets, liabilities, results of operations, financial condition and prospects in making its determination as to the propriety of the transactions contemplated by this Agreement and in entering into this Agreement, and Purchaser has relied on the results of said investigation and not on any representations and warranties of Seller other than those expressly contained in Section 2.3.

(k) Acknowledgment.  Purchaser acknowledges that any estimates, forecasts, or projections made available to it at any time, whether in the virtual data room or in any other form or medium, concerning the Company and/or each Subsidiary or the Company’s and each Subsidiary’s properties, businesses or assets have not been prepared in accordance with GAAP, IFRS or standards applicable under any federal or state securities Laws, and such estimates, and the estimates reflect numerous assumptions, and are subject to material risks and uncertainties.  Purchaser acknowledges that actual results may vary, perhaps materially.

2.3 Representations and Warranties of Seller.  Seller represents and warrants to Purchaser as of the Closing that:

(a) Organization.

(i) The Company is a corporation duly organized, validly existing and in good standing, under the laws of the State of Delaware. The Company has all necessary corporate power and authority to own and use all of its properties and assets and to conduct the Business as the Business is now being conducted by the Company.

(ii) Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio.

(b) Foreign Good Standing.  The Company is duly qualified to conduct business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction where the nature of the Business or the nature or location of the properties and assets owned, operated or leased by it requires such qualification and where the failure to so qualify would have a Material Adverse Effect, and each such jurisdiction is set forth on Schedule 2.3(b) of the Disclosure Schedule.

(c) Power and Authority; Enforceability.

(i) Seller has all necessary corporate power and authority to enter into and perform this Agreement and each Ancillary Agreement to which it is a party.  The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate action, including approval by the board of directors of Seller.  No other corporate proceedings are necessary on the part of Seller to authorize the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Seller is a party.

(ii) This Agreement and each Ancillary Agreement to which Seller is a party has been duly authorized, executed and delivered by duly authorized officers or other signatories of Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

(d) Capitalization.  The authorized capital stock of the Company consists solely of 1,000 shares of common stock, par value of $0.01 per share.  The Shares represent the only issued and outstanding capital stock or other equity interests of the Company and all of the Shares are owned beneficially and of record by Seller.  There are no shares of capital stock of the Company of any other class authorized, issued or outstanding.  All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable and none of them was issued in violation of any preemptive right.  There are no outstanding subscriptions, options, warrants, preemptive rights, calls, convertible securities or other rights, commitments or agreements of any character obligating the Company to issue any securities of any kind. The Company is not a party to, or otherwise bound by, and has not granted any stock appreciation rights, equity participations, phantom equity or similar rights.  There are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the capital stock or other equity interests of the Company, including the voting or transfer thereof.

(e) Title to Shares.  Seller owns all of the Shares, free and clear of all Liens.

(f) Subsidiaries.

(i) Schedule 2.3(f)(i) of the Disclosure Schedule lists each Subsidiary’s jurisdiction of organization, the nature of its organization, the amount and type of its authorized capital stock or other equity interests and the amount and ownership (beneficially and of record) of its issued and outstanding capital stock or other equity interests.  Each Subsidiary is duly organized, validly existing and is in good standing under the laws of its jurisdiction of organization.  Each Subsidiary has full power and authority to own all of its properties and assets and to conduct its business as it is now conducted by such Subsidiary, and is qualified as a foreign corporation and is in good standing under the Laws of each jurisdiction where the nature of its business or the nature and location of the properties and assets owned, operated or leased by such Subsidiary requires such qualification and where the failure to so qualify would reasonably be expected to have a Material Adverse Effect.  Schedule 2.3(f)(i) of the Disclosure Schedule lists all states in the United States in which the Subsidiaries are qualified to do business.

(ii) All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned beneficially and of record by the Company in the amounts set forth on Schedule 2.3(f)(ii) of the Disclosure Schedule, free and clear of all Liens.  There are no outstanding subscriptions, stock options, share options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other equity interests of either Subsidiary obligating such Subsidiary to issue any securities of any kind or to enter any person into its register of members or equivalent.  No subsidiary is a party to, or otherwise bound by, and no Subsidiary has granted, any stock appreciation rights, participations, phantom equity or similar rights.  There are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the capital stock or other equity interests of either Subsidiary, including the voting or transfer thereof.

(iii) Except as set forth on Schedule 2.3(f)(iii) of the Disclosure Schedule, other than the Subsidiaries, neither the Company nor any Subsidiary holds or beneficially owns, directly or indirectly, any equity interest (whether it be common or preferred stock or any other ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other rights, agreements or commitments for any equity interest, in any Person.

(g) Consents.  Except for filings under the HSR Act and as set forth in Schedule 2.3(g) of the Disclosure Schedule, no consent, authorization, order or approval of, filing or registration with or notification to any Governmental Authority is required for or in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements to which Seller is a party or the consummation by Seller of the transactions contemplated hereby or thereby.

(h) Conflicts Under Constituent Documents or Laws.  Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby or thereby, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws or other organizational documents (as applicable) of Seller, the Company or any Subsidiary, (ii) violate any Law applicable to Seller, the Company or any Subsidiary or any of their properties or assets or (iii) result in the imposition of any Lien upon any of the assets of the Company or any Subsidiary.

(i) Conflicts Under Contracts and Permits.

(i) Seller is not party to any Contract under the terms of which the execution and delivery of this Agreement or any of the Ancillary Agreements to which Seller is a party or the consummation by Seller of the transactions contemplated hereby or thereby will result in (with or without due notice or lapse of time or both) a default, breach or an event of acceleration or grounds for termination, modification or cancellation, or whereby timely performance by Seller according to the terms of this Agreement or any Ancillary Agreement may be prohibited, prevented or delayed.

(ii) Except as set forth in Schedule 2.3(i)(ii) of the Disclosure Schedule, neither the Company nor any Subsidiary is party to or bound by any (a) Material Contract, (b) to the Company’s knowledge, any oral contract, agreement, lease or license that would be a Material Contract if it was in writing, (c) to the Company’s knowledge, any Contract or any oral contract or agreement with any of the Sales Agents or Operating Agents of the Company or (d) any Permit, in each case under the terms of which the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby require any notice, consent or waiver or will result in (with or without due notice or lapse of time or both) a default, breach or an event of acceleration thereunder or create in any party the unilateral right to accelerate, terminate, modify or cancel such Contract or Permit.

(j) Financial Statements.

(i) Correct and complete copies of the unaudited consolidated balance sheets and statements of income of the Company and the Subsidiaries as of and for the calendar years ended December 31, 2008, 2009 and 2010 (the “Annual Financial Statements”) and the two (2) month period ended February 28, 2011 (the “Interim Financial Statements”), are contained in Schedule 2.3(j)(i) of the Disclosure Schedule.  The Annual Financial Statements and the Interim Financial Statements are referred to herein collectively as the “Financial Statements”.  The Financial Statements present fairly, in all material respects, the financial position of the Company and the Subsidiaries as of the dates thereof, and the results of operations of the Company and the Subsidiaries for the periods covered by the Financial Statements, in accordance with IFRS, consistently applied, except (i) as disclosed therein or in Schedule 2.3(j)(ii) of the Disclosure Schedule, (ii) for the omission of footnote disclosures required by IFRS, and (iii) solely in the case of the Interim Financial Statements, for normal year-end adjustments.

(ii) The Financial Statements are consistent in all material respects with the books and records of the Company and the Subsidiaries.

(k) Company and Subsidiaries’ Assets.

(i) The Company and the Subsidiaries have good and valid title to their respective assets (excluding any Intellectual Property) (collectively, the “Company Assets”), free and clear of any Liens, except for Permitted Liens and Liens described in Schedule 2.3(k)(i) of the Disclosure Schedule.

(ii) Except as disclosed in Schedule 2.3(k)(ii) of the Disclosure Schedule, the Company Assets are sufficient in all material respects to conduct the Business as presently conducted.  To the knowledge of the Company, the Company and the Subsidiaries have performed in all material respects all recommended material maintenance on the Company Assets.

(iii) The representations and warranties set forth in this Section 2.3(k) shall not apply to the Leased Real Estate which is the subject of the representations and warranties contained in Section 2.3(u).

(iv) The Company owns all rights and interests in its Delta VII transactional accounting system, free and clear of any Liens.

(l) Accounts Receivable.  All of the accounts receivable of the Company and the Subsidiaries reflected in the Most Recent Balance Sheet or arising following the Most Recent Balance Sheet Date (collectively, the “Accounts Receivable”) have arisen from bona fide transactions by the Company or any Subsidiary in the ordinary course of business.  To the knowledge of the Company, except as set forth in Schedule 2.3(l)(i) of the Disclosure Schedule, the Accounts Receivable are not subject to any counterclaim or set off in excess of the reserves set forth in the Most Recent Balance Sheet as adjusted for the passage of time.  Schedule 2.3(l)(ii) of the Disclosure Schedule sets forth a correct and complete aged list of unpaid accounts and notes receivable owing to the Company and the Subsidiaries as of February 28, 2011.

(m) Taxes.

(i) For purposes of this Agreement, the following terms have the following meanings: (A) “Taxes” means any (1) net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, harmonized sales tax or HST, severance, stamp, occupation, premium, property, unclaimed property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other tax or similar amount imposed by any Governmental Authority, or any interest, any penalties, additions to tax or additional amounts incurred or accrued with respect to taxes assessed or charged by any Governmental Authority, in each case, whether disputed or not; (2) any liability of the Company or any Subsidiary for payment of the amounts described in clause (1) arising as a result of being (or ceasing to be) a member of a affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of applicable law or being included in any Tax Return of any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of applicable law; or (3) any liability of the Company or any Subsidiary for the payment of amounts described in clause (1) as a result of transferee, successor, or contractual liability, and the term “Tax” means any one of the foregoing Taxes; (B) “Code” means the Internal Revenue Code of 1986, as amended (all citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto); and (C) “Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of taxes, any information returns and any amendments, schedules, attachments or supplements of any of the foregoing.

(ii) Each of the Company and the Subsidiaries have timely filed all material Tax Returns required to be filed by the Company or the Subsidiaries.  All such Tax Returns were true, correct, and complete in all material respects.  All material Taxes of the Company or the Subsidiaries due and payable with respect to such Tax Returns (whether or not shown as due on a Tax Return), or otherwise payable by the Company or the Subsidiaries, have been timely paid.

(iii) All Taxes of the Company and the Subsidiaries not yet due and payable have been accrued in all material respects on the books of the Company or the Subsidiaries.

(iv) Each of the Company and the Subsidiaries have timely and properly withheld in all material respects (A) all required amounts from payments to its employees, agents, contractors, nonresidents, and other Persons and (B) all sales, use, and value added Taxes.  Each of the Company and the Subsidiaries timely remitted all withheld Taxes to the proper Governmental Authority.

(v) Except as disclosed on Schedule 2.3(m)(v) of the Disclosure Schedule, in the past thirteen (13) years, neither the Company nor the Subsidiaries have been a member of any affiliated group that files a consolidated, combined or unitary Tax Return for federal, state, local or non-U.S. Tax purposes other than a Seller Group.  Except as disclosed on Schedule 2.3(m)(v) of the Disclosure Schedule, in the past thirteen (13) years, neither the Company nor the Subsidiaries are (or have been) a party to any arrangement relating to the sharing of Tax benefits or liabilities between related parties.  Neither the Company nor the Subsidiaries is liable for Taxes of any other Person (other than other members of a Seller Group) as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation section 1.1502-6 or any similar provision of state, local, or non-U.S. applicable laws), contractual liability, or otherwise.  Neither the Company nor the Subsidiaries have any contractual obligation to pay the amount of any Tax benefits or Tax refunds realized or received by the Company or the Subsidiaries (or an amount in reference to any such Tax benefits or Tax refunds realized or received by the Company or the Subsidiaries) to any former shareholder(s) or other Person(s).

(vi) Seller is not a foreign person within the meaning of Code section 1445.  The Company is not (and has never been) a “United States real property holding corporation” within the meaning of Code section 897(c).  Schedule 2.3(m)(vi) of the Disclosure Schedule lists each Subsidiary’s status for U.S. federal Income Tax purposes, and whether an election has been made under Treasury Regulation 301.7701-3 with respect to the status of such Subsidiary.

(vii) No Tax audits or other Legal Proceedings are pending, or to the knowledge of the Company, threatened in writing with regard to any Taxes of the Company or the Subsidiaries.  Neither the Company nor any Subsidiary has a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is pending with any Governmental Authority with respect to Taxes.  Except with respect to a Seller Group Return, no power of attorney granted by the Company or any Subsidiary with respect to any Taxes is currently in force.  Neither the Company nor any Subsidiary has executed or filed with any Governmental Authority any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes.

(viii) Neither the Company nor any Subsidiary engages in (or has engaged) in a trade or business in a country other than the country in which the Company or any Subsidiary is incorporated or otherwise organized.

(ix) Neither the Company nor any Subsidiary has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Code section 368.  Neither the Company nor any Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code section 355(a)(1)(A)) in a distribution of shares that was reported or otherwise constitute a distribution of shares under Code section 355(i) in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code section 355(e)) that includes the transactions contemplated by this Agreement.

(x) Neither the Company nor any Subsidiary has engaged in any transaction that could affect the Income Tax liability for any period not closed by the statute of limitations which is a “listed transaction” (or a substantially similar transaction) within the meaning of Treasury Regulation section 1.6011-4(b)(2) (irrespective of the effective dates).

(xi) There is no Contract covering any employee or former employee or independent contractor or former independent contractor of the Company or the Subsidiaries that, individually or collectively, would give rise to a (or already has resulted in a) payment or provision of any other benefit (including accelerated vesting) by the Company or the Subsidiaries that would not be deductible by reason of Code section 280G or would be subject to an excise tax under Code section 4999.

(xii) Except as disclosed in Schedule 2.3(m)(xii), each of the Company’s and the Subsidiaries’ “nonqualified deferred compensation plans” within the meaning of Code section 409A has complied in form and operation with Code section 409A and the Treasury Regulations promulgated thereunder, and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or penalties under Code section 409A.  Neither the Company nor any Subsidiary is required to pay, gross up, or otherwise indemnify any employee or contractor for any Taxes, including potential Taxes imposed under Code section 409A or Code section 4999.

(xiii) Neither the Company nor any Subsidiary is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (A) an installment sale transaction occurring on or before the Closing Date governed by Code section 453 (or any similar provision of state, local or non-U.S. applicable laws); (B) a transaction occurring on or before the Closing Date reported as an open transaction for U.S. federal income tax purposes (or any similar doctrine under state, local, or non-U.S. applicable laws); (C) any prepaid amounts received on or prior to the Closing Date; (D) an adjustment pursuant to Code section 481 (or any similar provision of state, local, or non-U.S. applicable laws); (E) an agreement entered into with any Governmental Authority (including a “closing agreement” under Code section 7121) on or prior to the Closing Date; or (F) the application of Code section 263A (or any similar provision of state, local, or non-U.S. applicable laws).  Neither the Company nor any Subsidiary has made an election (including a protective election) pursuant to Code section 108(i).

(xiv) Neither the Company nor any Subsidiary owns an interest in any Flow Thru Entity.

(xv) Neither the Company nor any Subsidiary has any item of income, gain, loss, expense, or deduction that remains deferred under the intercompany transaction rules of Treasury Regulation section 1.1502-13 (or similar provision of state, local, or non-U.S. applicable laws).

(n) Conduct of Business.  Since the Most Recent Balance Sheet Date, there has been no Material Adverse Effect and neither the Company nor the Subsidiaries have:

(i) sold or transferred any material assets or property, except for sales or transfers of property not necessary for the operation of the Business in the ordinary course of business and any transfers of Cash and Cash Equivalents and except as set forth on Schedule 2.3(n)(i) of the Disclosure Schedule;

(ii) suffered any material casualty or damage to, or any material interruption in use of, any of its material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

(iii) made, or become committed to make, any material change to any bonus, pension, profit sharing, deferred compensation or similar plan, program or trust covering any of their employees, except as disclosed in Schedule 2.3(n)(iii) of the Disclosure Schedule;

(iv) made, or become committed to make, any material change to any bonus or other plan or program covering any of the Significant Sales Agents or Significant Operating Agents, except as disclosed in Schedule 2.3(n)(iv) of the Disclosure Schedule;

(v) made, or become committed to make, any change to commission rates under any Contract, plan or program with any of their Sales Agents or Operating Agents, except as disclosed in Schedule 2.3(n)(v) of the Disclosure Schedule;

(vi) made any loans, advances or capital contributions to, or equity investments in, any other Person in excess of $20,000, except as set forth on Schedule 2.3(n)(vi) of the Disclosure Schedule;

(vii) changed in any material respect any of its accounting systems, policies, principles or practices (including any change in reserve, depreciation or amortization policies or rates);

(viii) changed in any material respect any intercompany accounting, tax or treasury systems, policies, principles or practices;

(ix) declared, set aside, or paid a dividend or other distribution with respect to the shares of the Company or the Subsidiaries (other than of Cash and Cash Equivalents), or made any direct or indirect redemption, purchase or other acquisition of any of its shares of capital stock;

(x) made any amendment or change to its certificate of incorporation or bylaws;

(xi) without limitation by the enumeration of any of the foregoing, entered into any material transaction (including any Material Contract or amendment thereto) other than in the usual and ordinary course of business, except as set forth on Schedule 2.3(n)(xi) of the Disclosure Schedule;

(xii) made any material change to its insurance coverages or the intercompany accounting therefor; or

(xiii) agreed to do any of the items set forth in Sections 2.3(n)(i), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) or (xii) (the foregoing representation and warranty shall not be deemed to be breached by virtue of the entry by Seller into this Agreement or consummation of the transactions contemplated hereby).

(o) Contracts.  Except as set forth in Schedule 2.3(o) of the Disclosure Schedule, neither the Company nor any Subsidiary is a party to, or bound by, any Contract of the type described below:

(i) Contract for the employment for any definite period of time whatsoever, or in regard to the employment, or restricting the employment, of any employee of the Company or any Subsidiary;

(ii) consulting agreement involving aggregate annual payments in excess of $100,000;

(iii) collective bargaining agreement;

(iv) Contract providing for commissions, bonuses, options, deferred compensation, retirement payments, profit sharing, medical and dental benefits or the like covering employees of the Company or the Subsidiaries;

(v) Contract restricting the Company’s or any Subsidiary’s right to engage in any business or to compete with any other Person, restricting the Company’s or any Subsidiary’s right to sell to or purchase from any other Person or to employ any Person, or restricting the right of any other party to compete with the Company or any Subsidiary or the ability of such Person to employ any employees of the Company or any Subsidiary;

(vi) Contract between the Company or any Subsidiary, on the one hand, and any Affiliate of the Company, on the other hand, where the annual payments exceed $50,000, other than Contracts for the provision of services that are similar to those provided under the Transition Services Agreement;

(vii) Contract of agency, representation, distribution or franchise which cannot be cancelled by the Company or any Subsidiary without payment or penalty upon notice of sixty (60) days or less, excluding any Contracts with Sales Agents and Operating Agents;

(viii) any Contract with the Significant Sales Agents or the Significant Operating Agents;

(ix) any loan agreement or other Contract for the borrowing of money with any Sales Agent or Operating Agent;

(x) maintenance Contract of the Company or any Subsidiary where the annual service charge to the Company or such Subsidiary is in excess of $100,000 or has an unexpired term as of the Closing Date in excess of one year;

(xi) guaranty, performance, bid or completion bond, or surety or indemnification agreement, other than Contracts entered into in the ordinary course of business with customers, agents and vendors of the Company and/or the Subsidiaries (including carriers);

(xii) the reimbursement or other indemnification agreements with respect to each of the Seller’s Bonds and Letters of Credit, the Company Bonds and Letters of Credit and any other bonds or letters of credit with respect to which the Company or any Subsidiary has any obligation (contingent or otherwise);

(xiii) any settlement agreement entered into during the past three (3) years with respect to any Legal Proceeding involving payment by the Company or any Subsidiary of an amount in excess of $100,000, other than settlement agreements entered into in the ordinary course of business with customers and carriers for cargo losses or any other damage or loss with respect to goods in transit;

(xiv) any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee or sublessor or sublessee of any real property;

(xv) any Contract pursuant to which the Company or any Subsidiary is either a lessee or sublessee or lessor or sublessor, of personal property or intangibles, where the Contract (A) provides for an annual rent in excess of $100,000, (B) has an unexpired term as of the Closing Date in excess of one year or (C) is the type required to be capitalized in accordance with IFRS;

(xvi) any trust indenture, mortgage, promissory note, loan agreement or other Contract, in each case for the borrowing of money, currency exchange or other hedging arrangement, or any guarantees with respect to the foregoing;

(xvii) any confidentiality, secrecy or non-disclosure Contract other than non-disclosure agreements entered into in the ordinary course of business;

(xviii) any Contract regarding the development, ownership or use of Intellectual Property (including material licenses to or from third parties, but other than commercial off-the-shelf software, as the term is commonly understood);

(xix) any Contract with a rail carrier or ocean freight carrier involving payment of an aggregate amount in excess of $100,000 per annum, other than rate agreements entered into in the ordinary course of business;

(xx) each Insurance Policy owned by the Company or any Subsidiary; or

(xxi) any Contract that provides for the receipt or expenditure by the Company or any Subsidiary of more than $200,000, except Contracts for the purchase or sale of goods or the rendering or procuring of services in the ordinary course of business and Contracts with Sales Agents, Operating Agents and/or any carrier not required to be set forth in Schedule 2.3(o) of the Disclosure Schedule by any of the foregoing paragraphs.

Each of the Material Contracts is valid, binding upon and enforceable against the Company or a Subsidiary and, to the knowledge of the Company, the other parties thereto, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.  No material default or material breach by the Company or any Subsidiary has occurred and is continuing under any Material Contract and, to the Company’s knowledge, no material default or material breach by the other contracting parties has occurred and is continuing thereunder.  To the Company’s knowledge, no material default or material breach by the Company or any Subsidiary has occurred and is continuing under any contract or agreement described in Section 2.3(i)(ii)(b) or (c) and, to the Company’s knowledge, no material default or material breach by the other contracting parties has occurred and is continuing thereunder.  The Company has made available to Purchaser correct and complete copies of each Material Contract.

(p) Permits.

(i) The Company and the Subsidiaries possess all material licenses, franchises, permits, fuel permits, operating authorities, state operating licenses or registrations and other material interstate or intrastate regulatory licenses and other material governmental approvals that are required in order for the Company and the Subsidiaries to conduct the Business as presently conducted (the “Permits”).  Schedule 2.3(p) of the Disclosure Schedule sets forth a complete and correct list of all of the Permits.  To the knowledge of the Company, the Permits are valid and in effect.  The Company and the Subsidiaries are in compliance in all material respects with all Permits.  Neither Seller, the Company nor any Subsidiary has received in the past twenty-four (24) months any written notice of any violation of the Permits or that any Governmental Authority intends to cancel, terminate or not renew any of the Permits.  Schedule 2.3(p) of the Disclosure Schedule sets forth a complete and correct list of the material certificates of authority that each of the Company and the Subsidiaries holds from the Surface Transportation Board to operate as a motor carrier of general commodities or property broker and the certificates of authority that each of the Company and the Subsidiaries holds in certain states to operate as an intrastate motor carrier of general commodities or property broker.  No certificate of authority issued to the Company or any Subsidiary to operate as a motor carrier or property broker is subject to pending or, to the knowledge of the Company, threatened action on the part of any Governmental Authority for revocation or restriction.  Neither the U.S. Department of Transportation nor any state regulatory agency has issued to the Company or any Subsidiary a safety rating of “unsatisfactory.”

(ii) The representations and warranties set forth in this Section 2.3(p) shall not apply to the Environmental Permits which are the subject of the representations and warranties contained in Section 2.3(t).

(q) Employees and Employee Benefits.

(i) Schedule 2.3(q)(i) of the Disclosure Schedule sets forth a complete and correct list of each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”)), profit-sharing, deferred compensation, bonus, option, change in control, vacation pay, holiday pay, pension, retirement plans, medical or other material benefit arrangement sponsored or maintained by the Company or any Subsidiary or for which the Company or a Subsidiary is obligated to sponsor or maintain or in which employees of the Company or any Subsidiary participate by virtue of their employment with the Company or a Subsidiary (each, a “Benefit Plan” and collectively, “Benefit Plans”).  No Benefit Plan is a “multi-employer plan” (as defined in Section 3(37) of ERISA), and no Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code.

(ii) Each Benefit Plan is in compliance in all material respects with its terms and all applicable legal requirements under ERISA, the Code and other applicable Law.  Each welfare benefit plan (as defined in Section 3(1) of ERISA) maintained by an entity that is treated as a single employer with the Company or the Subsidiary under Sections 414(b), (c), (m) or (o) of the Code has complied in all material respects with 4980B of the Code and/or Part 6 of Title I of ERISA.

(iii) With respect to each Benefit Plan, Seller has made available to Purchaser true and complete copies of (i) all plan documents and any amendments, (ii) the three most recent Annual Reports (Form 5500 Series) and audited financial statements, if any, (iii) the current summary plan description and any material modifications thereto and (iv) any trust document, funding vehicles and any material third-party Contracts with respect to such Benefit Plan.

(iv) The Company and the Subsidiaries have no outstanding liabilities pursuant to Title IV of ERISA because of the sponsorship or contributions by an entity that is a member of a “controlled group of corporations” with or under “common control” of Seller (as such terms are defined in Section 414(b) or Section 414(c) of the Code, respectively) ("ERISA Affiliate") to any employee pension benefit plan subject to Title IV of ERISA nor has any event occurred or circumstance exist with respect to any employee pension benefit plan subject to Title IV of ERISA of an ERISA Affiliate that could reasonably be expected to result in any liability to the Company or any Subsidiary under Title IV of ERISA.

(v) None of the Benefit Plans provide benefits to any employee who is not living in the United States.

(vi) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a determination letter or an opinion letter from the Internal Revenue Service that the form of the plan meets the applicable requirements of Section 401(a) of the Code.  Seller has made available to Purchaser copies of the most recent Internal Revenue Service determination letter or opinion letters with respect to each such plan, and Seller has no knowledge of any events or circumstances that could reasonably be expected to jeopardize such qualified status.

(vii) All contributions, payments and liabilities accrued under each Benefit Plan have been paid to the extent required by Law or such Benefit Plans.

(viii) With respect to the employees and former employees of the Company and the Subsidiaries, there are no employee post-retirement medical or health plans in effect that are sponsored and maintained by the Company or any Subsidiary and that benefit such individuals, except as required by Section 4980B of the Code and/or Part 6 of Title I of ERISA.

(ix) With respect to each Benefit Plan, there are no claims or other proceedings pending or threatened with respect to the assets thereof (other than routine claims for benefits), which could reasonably give rise to any liability, claim or other proceeding against any Benefit Plan, any fiduciary or plan administrator or other Person dealing with any Benefit Plan or the assets of any such Benefit Plan.  To the Company’s knowledge, no Benefit Plan is being audited or investigated by any Governmental Authority.

(x) There are no unfair labor practice charges or employee grievance charges pending with respect to the Company or any Subsidiary and, to the Company’s knowledge, no such charges have been overtly threatened in writing.

(xi) Seller has made available to Purchaser a correct and complete list of all employees of the Company and each Subsidiary as of the Closing Date and the annual base salary and location (i.e., home or office) of each such employee.

(r) Litigation.  Except as set forth in Schedule 2.3(r)(i) of the Disclosure Schedule, there is no Legal Proceeding, (i) that is pending against the Company or the Subsidiaries, or (ii) to the Company’s knowledge, overtly threatened in writing against the Company or the Subsidiaries (other than, in the case of this item (ii), Legal Proceedings relating to cargo losses or other damage or loss with respect to goods in transit), or with respect to the consummation of the transaction contemplated hereby.  Neither the Company nor any Subsidiary is a party to, or bound by, any Order (or agreement entered into in any Legal Proceeding) that remains undischarged.  Each Legal Proceeding to which the Company or any Subsidiary has been a party during the three (3) years preceding the date hereof and which involved a claim against the Company or such Subsidiary in an amount in excess of $100,000 is identified in Schedule 2.3(r)(ii) of the Disclosure Schedule other than Legal Proceedings relating to cargo losses or other damage or loss with respect to goods in transit.

(s) Compliance with Laws.  Except for Environmental Laws (which are exclusively covered in Section 2.3(t)), neither the Company nor any Subsidiary is in violation in any material respect of, or delinquent in any material respect with respect to, any Law of or agreement with, any Governmental Authority (or to which its properties, assets, personnel, business activities or the Leased Real Estate are subject or to which it, itself, is subject), including, without limitation, Laws relating to hiring, employment, termination from employment, or classification as an independent contractor (including wages and hours, equal opportunity, collective bargaining, plant closing and mass layoff, health and safety, immigration and the payment of social security and other Taxes).

(t) Environmental.

(i) Neither the Company nor any Subsidiary is in violation in any material respect of any Environmental Laws.  The Company and the Subsidiaries possess all material Environmental Permits that are required for the operation of the Business as presently conducted, and are in compliance in all material respects with the provisions of all such Environmental Permits.

(ii) To the Company’s knowledge, neither Seller, the Company nor any Subsidiary has received written notice since January 1, 2005 that the Company or such Subsidiary is, or may be, a potentially responsible party for a federal or state environmental cleanup site or for corrective action under any Environmental Law.  Neither Seller, the Company nor any Subsidiary has within the past three (3) years (A) received any written request for information in connection with any federal or state environmental cleanup site with respect to the Leased Real Estate or the operations of the Company or any Subsidiary or (B) undertaken (or been requested to undertake) in writing any response or remedial actions or cleanup action of any kind at the request of any Governmental Authority, or at the request of any other Person, with respect to the Leased Real Estate or the operations of the Company or any Subsidiary.

(iii) Schedule 2.3(t)(iii) of the Disclosure Schedule identifies and Seller has made available to Purchaser correct and complete copies of (A) all third party environmental audits, assessments, or occupational health studies prepared in the past five (5) years that are in the possession of Seller, the Company or the Subsidiaries with respect to the Leased Real Estate or the operations of the Company or any Subsidiary, (B) the results of any groundwater, soil, air or asbestos monitoring undertaken with respect to any of the parcels of Leased Real Estate or the operations of the Company or any Subsidiary within the past three (3) years that are in the possession of Seller, the Company or the Subsidiaries with respect to the Leased Real Estate or the operations of the Company or any Subsidiary, (C) all material citations issued with respect to the Leased Real Estate or the operations of the Company or any Subsidiary within the past three (3) years under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) and (D) all material claims, litigation, written notices of violation, administrative proceedings, whether pending or, to the Company’s knowledge, threatened in writing, or written orders issued to Seller, the Company or any Subsidiary within the past three (3) years under applicable Environmental Laws, in each case with respect to the Leased Real Estate or the operations of the Company or any Subsidiary.

(u) Real Estate.

(i) Neither the Company nor any Subsidiary currently owns, or during the five (5) year period prior to the date hereof, has owned, any real estate.  Schedule 2.3(u)(i) of the Disclosure Schedule lists all of the real estate leased by the Company or any Subsidiary (the “Leased Real Estate”).  The Leased Real Estate: (A) constitutes all real property and improvements leased or subleased by the Company and the Subsidiaries; (B) is not subject to any leases or tenancies of any kind (except for the Company or any Subsidiary’s lease); (C) to the knowledge of the Company, is used in a manner that is consistent and permitted by applicable zoning ordinances and other Laws or without special use approvals or permits; and (D) is served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the Business.  All options in favor of the Company or any Subsidiary to purchase any of the Leased Real Estate as set forth in the Leases, if any, are in full force and effect.

(ii) The Leased Real Estate is leased to the Company or any Subsidiary pursuant to written leases, true and correct copies of which have been provided to Purchaser (the “Leases”).  With respect to each such Lease: (A) the Company or a Subsidiary has a valid interest or estate in such Lease, free and clear of all Liens, other than Permitted Liens; (B) such Lease constitutes the entire agreement to which the Company or a Subsidiary is a party with respect to the subject Leased Real Estate; (C) neither the Company nor any Subsidiary has assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the interest or estate created thereby; and (D) neither Seller, the Company nor any Subsidiary is in receipt of any written notice of current default pursuant to such Lease and no rentals are past due.
(iii) There are no condemnation or eminent domain proceedings pending or, to the Company’s knowledge, overtly threatened in writing with respect to any portion of the Leased Real Estate.

(iv) There is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending or, to the Company’s knowledge, overtly threatened in writing with respect to any portion of the Leased Real Estate.

(v) All of the tangible personal property located at the Company’s facilities in Dallas, Texas, Memphis, Tennessee, Lombard, Illinois and Greenwood, Indiana (the “Company Facilities”) at the Closing constitute Company Assets, other than (A) any property or assets owned by Seller or its Affiliates and not used in the Business as of the Closing or in the twelve (12) months preceding the Closing Date and (B) the office furniture, personal computers and books, records and files and any other immaterial assets or property relating primarily to the Managed Transportation Business (the property in clause (A) and (B) is referred to herein as the “Excluded Property”).

(v) [Intentionally Omitted]

(w) Brokers.  Except for LonePine Capital Advisors, LLC (the fees of which shall be paid by Seller), the Company and the Subsidiaries have not dealt with any Person or entity who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other.

(x) Significant Customers, Vendors, Sales Agents and Operating Agents.  Since the Most Recent Balance Sheet Date, to the knowledge of the Company, no Significant Customer has indicated to the Company in writing that it either intends to terminate its business relationship with the Company and the Subsidiaries or that it intends to alter its business relationship with the Company and the Subsidiaries in any material and adverse respect.  Since the Most Recent Balance Sheet Date, to the knowledge of the Company, no Significant Vendor has indicated to the Company in writing that it either intends to terminate its business relationship with the Company and the Subsidiaries or that it intends to alter its business relationship with the Company and the Subsidiaries in any material and adverse respect.  Since the Most Recent Balance Sheet Date, to the knowledge of the Company, no Significant Sales Agent has indicated to the Company in writing that it either intends to terminate its business relationship with the Company and the Subsidiaries or that it intends to alter its business relationship with the Company and the Subsidiaries in any material and adverse respect.  Since March 31, 2010, to the knowledge of the Company, no Significant Operating Agent has notified the Company, orally or in writing, that it intends to terminate its business relationship with the Company and the Subsidiaries.  Since the Most Recent Balance Sheet Date, to the knowledge of the Company, no Significant Operating Agent has indicated in writing that it intends to alter its business relationship with the Company and the Subsidiaries in any material and adverse respect.  The Significant Customers, Significant Vendors, Significant Sales Agents and Significant Operating Agents are listed in Schedule 2.3(x) of the Disclosure Schedule.

(y) Bank Accounts.  Schedule 2.3(y) of the Disclosure Schedule contains a correct and complete list showing:  (i) the name of each bank, safe deposit company or other financial institution in which the Company or any Subsidiary has an account, lock box or safe deposit box (collectively, the “Bank Accounts”); and (ii) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from the Company or any Subsidiary.  From and after the Closing, none of the Bank Accounts is subject to any “sweep” by Seller or any of its Affiliates (or any lender to Seller or any of its Affiliates).

(z) Insurance.

(i) Schedule 2.3(z)(i) of the Disclosure Schedule contains a correct and complete list and description (including insurer, coverages, deductibles, limitations and expiration dates) of the following insurance policies for the current policy year: (a) all third party insurance policies that are owned by the Company or any Subsidiary and (b) all other third party insurance policies that are owned by Seller or an Affiliate of Seller and cover the Company and/or the Subsidiary’s assets, employees, agents and operations (collectively, the “Insurance Policies”).  All of the Insurance Policies are in full force and effect and are not void or voidable on account of any act, error, omission, non-disclosure, breach of policy terms or conditions or failure to comply with any warranty.  Seller has made available to Purchaser correct and complete summaries of the material terms of the Insurance Policies.  All premiums due and payable under all of the Insurance Policies have been paid, and Seller, the Company or any Subsidiaries, as applicable, is otherwise in compliance with the terms of the Insurance Policies.

(ii) Except as set forth in Schedule 2.3(z)(ii) of the Disclosure Schedule, there is no pending claim with respect to the Company’s or any Subsidiary’s assets, employees, agents or operations under any of the Insurance Policies as to which (A) coverage has been denied by the underwriters of the Insurance Policies or (B) a reservation of rights letter has been issued with respect thereto.  Schedule 2.3(z)(ii) of the Disclosure Schedule contains a summary of all claims with respect to the Company’s or any Subsidiary’s assets, employees, agents or operations submitted or paid under the Insurance Policies within the past twelve (12) months.  To the knowledge of the Company, none of Seller, the Company or any Subsidiary, as applicable, has failed to give any notice or present any claim with respect to the Company’s or any Subsidiary’s assets, employees, agents or operations under any Insurance Policy in due and timely fashion or as required by any Insurance Policy.

(iii) During the twelve (12) month period ending on the date hereof, to the Company’s knowledge, neither Seller, the Company nor any Subsidiary has received any written notice from or on behalf of any insurance carrier issuing the Insurance Policies to the effect that insurance rates will thereafter be materially increased, that there will thereafter be no renewal of an existing policy or that material alteration of any owned or leased personal or real property, purchase of additional equipment or material modification of the Company’s and/or any Subsidiary’s methods of doing business will be required.

(aa) Governing Documents.

(i) Seller has made available to Purchaser correct and complete copies of the Company’s and each Subsidiary’s certificate of incorporation and all amendments thereto (or similar formation documents) and the bylaws of the Company and each Subsidiary as amended and as are currently in force (or similar organizational documents).  Neither the Company nor any Subsidiary is in violation of any provision of its formation or organizational documents.

(ii) The minute books and records of the Company and each Subsidiary in Seller’s possession contain correct and complete copies of all material resolutions adopted by the stockholders and boards of directors of the Company and each Subsidiary during the three (3) year period ending on the date hereof.

(bb) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.3 SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, AND SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY OR STATEMENT MADE OR INFORMATION COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER OR ANY OF ITS AFFILIATES BY ANY PARTNER, DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR THE COMPANY OR ANY STOCKHOLDER OF SELLER).  ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.  ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY OR ITS REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

ARTICLE III

Closing

3.1 Form of Documents.  At the Closing, the parties shall deliver the documents, and shall perform the acts, that are set forth in this Article III.  All documents which Seller shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel.  All documents Purchaser shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller’s counsel.

3.2 Purchaser’s Deliveries.  On the Closing Date, Purchaser shall deliver to Seller all of the following:

(a) the Estimated Purchase Price;

(b) the Transition Services Agreement, Trademark License Agreement and Restrictive Covenant Agreement, each as executed by Purchaser and the Company;

(c) a certified copy of Purchaser’s certificate of incorporation and by-laws;

(d) a certificate of good standing of Purchaser, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of the State of Delaware;

(e) an incumbency and specimen signature certificate with respect to the officers of Purchaser executing this Agreement and the Ancillary Agreements to which Purchaser is a party;

(f) a certified copy of the resolutions of Purchaser’s board of directors, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Purchaser is a party;

(g) subject to Section 5.13, amendments to the certificate of incorporation and other formation documents of the Company and the Subsidiaries reflecting the change of the names of the Company and the Subsidiaries to names that no longer utilize the Excluded Marks (or any derivation thereof) and that are not confusingly similar to the Excluded Marks; and

(h) without limitation by specific enumeration of the foregoing, all other documents as may reasonably be required from Purchaser in order to effectuate the transactions contemplated hereby.

3.3 Seller’s Deliveries.  On the Closing Date, Seller shall deliver to Purchaser all of the following:

(a) certificates representing all of the Shares, duly endorsed in blank or with duly executed stock powers attached;

(b) certificates representing all issued and outstanding shares of capital stock of the Subsidiaries registered in the name of the Company;

(c) the written resignations effective as of the Closing of each of the directors and officers of the Company and the Subsidiaries;

(d) the certificate or articles of incorporation (or equivalent governing document) of each of Seller, the Company and the Subsidiaries certified by the secretary of state of the state of its organization (or equivalent governing body), issued not earlier than ten (10) days prior to the Closing Date;

(e) a certificate of good standing of Seller, issued not earlier than ten (10) days prior to the Closing Date, by the Secretary of State of the State of Ohio;

(f) certificates of good standing of the Company and the Subsidiaries, issued not earlier than ten (10) days prior to the Closing Date, by the secretary of state of the state of its organization (or equivalent governing body) and from each other jurisdiction where such entity is required to be authorized to do business;

(g) a certificate of the Secretary or other authorized officer of Seller certifying as to Seller’s articles of incorporation and bylaws, the incumbency and signature of the officers of Seller executing this Agreement and the Ancillary Agreements to which Seller is a party and a copy of the resolutions of Seller’s board of directors, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party;

(h) a certificate of the Secretary or other authorized officer of the Company and the Subsidiaries certifying as to their respective certificate of incorporation and bylaws (or equivalent governing documents) and a list of their respective directors and officers;

(i) the original corporate record books and stock record books of the Company and the Subsidiaries;

(j) the Transition Services Agreement, Trademark License Agreement and Restrictive Covenant Agreement, each as executed by Seller;

(k) an amendment, in form and substance satisfactory to Purchaser, of each of the Business Continuation and Employment Agreements, as executed and delivered by the parties thereto;

(l) a certificate from Seller, duly completed and executed by Seller pursuant to, and in a form that complies with, section 1.1445-2(b)(2) of the Treasury Regulations, certifying that Seller is not a “foreign person” within the meaning of section 1445 of the Code;

(m) an assignment agreement between Exel, Inc., as assignor, and the Company, as assignee, with respect to the Dallas Lease;

(n) evidence reasonably satisfactory to Purchaser that the “sweep” of any of the Bank Accounts from and after the Closing has been terminated;

(o) a bill of sale and assignment agreement, executed by Seller, in favor of the Company with respect to all tangible personal property located at the Company Facilities that is owned by Seller or its Affiliates, including the phone system located at the Company’s facility in Dallas, Texas, other than the Excluded Property; and

(p) without limitation by specific enumeration of the foregoing, all other documents as may reasonably be required from Seller in order to effectuate the transactions contemplated hereby.

ARTICLE IV

Tax Matters

4.1 Preparation and Filing of Tax Returns.

(a) Seller shall, at Seller’s expense, prepare and timely file (or cause to be prepared and timely filed) (i) all Tax Returns of the Company or any Subsidiary due (after taking into account all appropriate extensions) on or prior to the Closing Date and all Tax Returns of the Company or any Subsidiary that are due after the Closing Date that relate solely to periods ending on or before the Closing Date other than Seller Group Returns (the “Pre-Closing Tax Returns”) and (ii) any consolidated, combined or unitary Tax Return that includes Seller and the Company or any Subsidiary for any taxable period ending on or prior the Closing Date (the “Seller Group Returns” and collectively with Pre-Closing Tax Returns, the “Seller Prepared Returns”) and (iii) any Tax Return prepared pursuant to the Remediation Agreement.  Each Seller Prepared Return, solely to the extent it relates to the Company or any Subsidiary, shall be prepared in accordance with existing procedures and practices and accounting methods and, to the extent applicable, the conventions provided for in Section 4.3.  To the extent a Pre-Closing Tax Return is due after the Closing Date, such Tax Return shall be delivered to Purchaser within five (5) calendar days of such due date for Purchaser’s review and approval which shall not be unreasonably withheld or delayed.  Purchaser shall notify Seller in writing within three (3) calendar days of the receipt of any such Pre-Closing Tax Return of any reasonable objections Purchaser may have to any items set forth on such Pre-Closing Tax Return, and Purchaser and Seller agree to consult with each other and attempt to resolve in good faith any such objections and to attempt to mutually agree to the filing of such Pre-Closing Tax Return by the Company or the Subsidiary prior to the due date of such Tax Return (including extensions thereof); provided, however, that for any Pre-Closing Tax Return due after the Closing Date that is an Income Tax Return, thirty (30) and ten (10) calendar day periods shall be substituted for the five (5) and three (3) calendar day periods provided herein.  In no event shall the Company or the Subsidiary be required to file a Pre-Closing Tax Return that contains a position that counsel to Purchaser has determined lacks sufficient support to avoid the imposition of penalties.

(b) Purchaser shall cause the Company and the Subsidiaries to prepare and timely file all Tax Returns (other than Seller Group Returns and Pre-Closing Tax Returns due after the Closing Date) of the Company and the Subsidiaries due after the Closing Date (the “Purchaser Prepared Returns”).  To the extent that a Purchaser Prepared Return relates to a taxable period beginning before the Closing Date and ending after the Closing Date (each such time period being a “Straddle Period” and such returns being the “Straddle Tax Returns”), such Straddle Tax Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods, and, to the extent applicable, the conventions provided in Section 4.3, unless, as set forth in a written opinion of counsel to the Purchaser, such procedure, practice, accounting method or other contemplated treatment does not have sufficient legal support to avoid the imposition of Taxes in the form of penalties, in which case, such Purchaser Prepared Return shall be prepared in accordance with a good faith method determined by Purchaser that has sufficient support to avoid the imposition of Taxes in the form of penalties and results in a tax liability most proximate to the original procedure, practice, accounting method or other treatment originally used by Seller and/or its Affiliates.  Purchaser shall deliver all such Straddle Tax Returns to Seller for its review and approval, which approval shall not be unreasonably withheld or delayed.  Such Tax Returns shall be delivered to Seller within a reasonable time prior to the due date (including extensions) of such Tax Returns in order to provide Seller with a reasonable period of time to review and comment on such Tax Returns prior to the due date of such Tax Returns.  Seller shall notify Purchaser in writing within ten (10) calendar days of the receipt of any such Tax Return of any reasonable objections Seller may have to any items set forth on such Tax Return, and Seller and Purchaser agree to consult with each other and attempt to resolve in good faith any such objections and to attempt to mutually agree to the filing of such Tax Return prior to the due date of such Tax Return (including extensions thereof).

(c) In the event the Company or the Subsidiary is liable for Taxes due in connection with any Pre-Closing Tax Return filed after the Closing Date (in each case to the extent such Taxes are not adequately provided for as a current liability in the Final Net Working Capital), Seller shall pay the amount of such Taxes to Purchaser immediately upon request or at least five (5) business days prior to the filing of such Tax Returns, whichever is later.

4.2 Tax Indemnity.  Subject to the survival period set forth in Section 4.10 and the limitations on Seller’s indemnification obligations set forth in Article VII (other than any limitations set forth in Sections 7.4(a) or 7.4(b)) Seller shall pay and indemnify all Purchaser Indemnitees for the following Taxes (and all other related Damages):

(a) all Taxes of the Company or any Subsidiary for (A) any taxable period ending on or before the Closing Date or (B) the Pre-Closing Straddle Period, in each case to the extent such Taxes are not adequately provided for as a current liability on the Closing Purchase Price Statement for purposes of computing the Net Working Capital, as finally determined;

(b) all Income Taxes that the Company or any Subsidiary is liable for (including under Treasury Regulation section 1.1502-6 or any similar provision of state, local, or non-U.S. applicable law) as a result of being a member of (or leaving) a consolidated, combined, or unitary Tax group on or before the Closing Date;

(c) all Taxes resulting from a breach of a Tax Representation or a breach of a covenant of Seller contained in this Article IV;

(d) all Income Taxes that the Company or any Subsidiary is liable for as a result of the Election; and

(e) all Taxes resulting from any Tax Return filed pursuant to the Remediation Agreement.

If Seller is obligated to pay any Tax of the Company or the Subsidiary, Seller shall pay such amount to the Company or Subsidiary no later than five (5) days prior to the date such Tax is due to the applicable Governmental Authority.

4.3 Apportionment of Straddle Period Income Taxes.  With respect to any Straddle Period, the Taxes of the Company and the Subsidiaries attributable to such Straddle Period shall be apportioned between the period of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”), which portion shall be the responsibility of Seller, and the period of the Straddle Period that begins on the day after the Closing Date and ends on the last day of the Straddle Period (“Post-Closing Straddle Period”), which portion shall be the responsibility of Purchaser.  The portion of the Taxes allocated to the Pre-Closing Straddle Period shall (a) in the case of any Taxes other than Taxes based upon or related to income, receipts, gains, services or transactions, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and (b) in the case of any Tax based upon or related to income, receipts, services or transactions (including, without limitation, sales, use, transfer, withholding, payroll and other employment taxes), be deemed equal to the amount that would be payable if the relevant Straddle Period ended on the Closing Date.  The portion of the Tax allocated to the Post-Closing Straddle Period shall equal the balance of the Tax attributable to the Straddle Period.

4.4 Cooperation and Records Retention.  Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return or claim for refund and any audit, litigation or other proceeding with respect to the Company’s and the Subsidiaries’ Taxes.  Purchaser will retain and cause the Company and the Subsidiaries to retain following the Closing, any records relevant to the determination of Tax liabilities of the Company and the Subsidiaries for taxable periods ending on or prior to the Closing Date and for any Straddle Period for a period of not less than six (6) years following the Closing.  Seller shall provide Purchaser with any information that Purchaser reasonably requests to allow Purchaser, the Company, the Subsidiaries or any of their Affiliates to comply with any information reporting requirements under the Code or applicable Law.

4.5 Tax Contests.  If any Governmental Authority issues the Company or any Subsidiary (a) a written notice of its intent to audit or conduct another Legal Proceeding with respect to Taxes for any taxable period ending on or before the Closing Date or any Straddle Period or (b) a written notice of deficiency for Taxes for any taxable period ending on or before the Closing Date or any Straddle Period, Purchaser shall notify Seller of its receipt of such communication from the Governmental Authority within thirty (30) days of receipt.  No failure or delay of Purchaser in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement unless such failure or delay materially impacts the Seller’s ability to defend against an action by any Governmental Authority.  Seller shall control the conduct of any audit or other Legal Proceeding relating to any Taxes of the Company or any Subsidiary (a “Tax Contest”) to the extent it relates solely to a Pre-Closing Tax Return or a Tax Return prepared under the Remediation Agreement; provided, however, that Purchaser, at its sole cost and expense, shall have the right to participate in any such Tax Contest.  Purchaser shall control, or cause the Company or any Subsidiary to control, the conduct of any Tax Contest to the extent it relates solely to a Straddle Tax Return; provided, however, that Seller, at its sole cost and expense, shall have the right to participate in any such Tax Contest, and Purchaser shall not, and shall not allow the Company or any Subsidiary, to settle, resolve or abandon any such Tax Contest without the prior written consent of Seller, which shall not be unreasonably withheld, delayed or conditioned.  Notwithstanding the foregoing, if any Tax Contest relates solely to a Seller Group Return, Seller shall control such Tax Contest and Purchaser shall have no right to participate.

4.6 Transfer Taxes.  Notwithstanding anything to the contrary herein contained, Purchaser shall assume liability for and pay promptly when due one hundred percent (100%) of all sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereto (collectively, “Transfer Taxes”), arising out of or in connection with the transactions effected pursuant to this Agreement (including those payable by Company or any Subsidiary).  Seller or Purchaser, as required by applicable law, shall timely file or cause to be filed all necessary documentation, including any bulk sale or other exemption certificates, and Tax Returns with respect to such Transfer Taxes.

4.7 Amendment of Tax Returns.  Purchaser and its Affiliates shall not, and shall cause the Company and the Subsidiaries not to, file an amended Tax Return for the Company or any Subsidiary for any taxable period, or portion thereof, ending on or prior to the Closing Date or any Straddle Period without the prior written consent of Seller, which consent may be withheld by Seller in its sole discretion if such amended Tax Return would increase the Tax liability of Seller or increase Seller’s indemnification obligations hereunder.

4.8 Section 338(h)(10) Election.

(a) If Purchaser notifies Seller in writing of its intention to make an election under Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated thereunder and any comparable elections available under state or local Tax law in respect of the purchase of the Shares and any deemed purchase of shares of the Subsidiaries (collectively, the “Election”) within ninety (90) days after the Closing Date, Seller shall join with Purchaser in timely making the Election and in taking all legally required steps to effectuate the same.  Purchaser shall, with the assistance and cooperation of Seller, prepare all Internal Revenue Service Forms 8023 and 8883 and any similar state or local forms (together with any schedules or attachments thereto) that are required by Section 338 of the Code and the underlying Treasury Regulations (or any comparable applicable provision of state or local law) (collectively, the “Section 338 Forms”) in accordance with applicable Tax laws.  Subject to the provisions of Sections 4.8(b), Purchaser shall deliver the Section 338 Forms to Seller at least 60 days prior to the due date of filing and Seller shall deliver to Purchaser signed and completed Section 338 Forms, as required under Section 338(h)(10) of the Code and analogous provisions of state or local law, at least 45 days prior to the due date of filing.  Seller and Purchaser shall each adopt and abide by the Section 338 Forms for purposes of all income Tax Returns filed by them and shall not take any position inconsistent therewith in connection with any examination of any such Tax Return, any refund claim, or any judicial litigation proceeding unless there has been a final determination of a Governmental Authority which finally and conclusively establishes the amount of any liability for Taxes.  In the event that the Election or purchase price allocation described in this Section 4.8 is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall consult and cooperate with each other concerning resolution of the dispute.

(b) No later than one hundred five (105) days after the Closing Date, Purchaser shall prepare and deliver to Seller for its review, comment and consent (such consent not to be unreasonably withheld) a statement (together with all supporting documentation) setting forth the allocation of the sum of the Purchase Price, plus any related assumed liabilities, plus any other amounts as required by applicable Tax law among the assets of the Company, which allocation shall be made in accordance with Sections 338 and 1060 of the Code and any applicable Treasury Regulations (the “Purchase Price Allocation”).  Seller shall notify Purchaser in writing within fifteen (15) days after receipt of the Purchase Price Allocation of any disagreement or reasonable objections Seller may have with the Purchase Price Allocation, in which case Purchaser and Seller shall use their good faith efforts to reach agreement thereon.  In the event Purchaser and Seller fail to so agree within fifteen (15) days after Seller’s notice of disagreement has been delivered, then Purchaser and Seller shall promptly engage an Arbitrating Accountant in accordance with the procedures described in Section 1.7, to be applied mutatis mutandis, to resolve the dispute within fifteen (15) days of the engagement and resolution shall be final and binding on the parties as described in Section 1.7.  The Purchase Price Allocation finally determined pursuant to this Section 4.8(b) shall be used by Seller and Purchaser for all purposes, including preparation and filing of IRS Form 8883 and any other domestic or any foreign income Tax Returns with respect to the transaction contemplated by this Agreement, and no party hereto shall take or assert any position inconsistent therewith, except as otherwise required by a final determination of a Governmental Authority.  Any subsequent adjustments to Purchase Price required pursuant to the Agreement shall also be allocated in accordance with the Purchase Price Allocation finally determined pursuant to this Section 4.8(b).

(c) Unless Purchaser provides an earlier notice in writing to Seller of its intention to make an Election, Seller’s obligation and Purchaser’s right to cause an Election to be made shall expire on the date that is the earlier to occur of: (i) the date that is ninety (90) days following the Closing Date; or (ii) the date on which Purchaser provides written notice to Seller that it will not make an Election (the “Election Termination Date”).

(d) Except as otherwise set forth in this Section 4.8 none of the Company, the Subsidiaries, Purchaser, or any of their respective Affiliates shall file an election under Section 338 of the Code (or any similar or corresponding provision of state, local or foreign Law) with respect to the sale and purchase of Shares under this Agreement.

4.9 Tax Sharing Agreements.  All agreements by and among Seller (and its Affiliates), the Company and the Subsidiaries with respect to the sharing of Taxes and Tax benefits shall be cancelled effective immediately after the Closing such that neither the Company nor the Subsidiaries shall have any obligation thereunder.

4.10 Survival; Limitations.  The obligations of Seller to pay any Taxes (and related Damages or other indemnification obligations under Section 4.2) shall survive as follows: (i) in case of Taxes the Company or any Subsidiary owes as a result of an adjustment or assessment by any Governmental Authority or a breach of a Tax Representation, until the expiration of the applicable statute of limitation for the collection of the underlying Tax (after taking into account all extensions, waivers, tolling, or mitigation thereof) plus a period of sixty (60) days; and (ii) in the case of Taxes that the Company or any Subsidiary is required to pay with respect to the filing of any Tax Return, until the expiration of the statute of limitation to claim a refund for the payment of such Tax plus a period of sixty (60) days.  All other obligations under this Article IV shall survive until fully performed.

4.11 Tax Treatment of Certain Payments.  Unless required by a final determination of a Governmental Authority, each of the parties hereto agree to file all Tax Returns (and to cause their respective Affiliates to file all Tax Returns) consistently with, and not take any position during the course of any Tax audit or other Legal Proceedings with respect to Taxes (or allow their respective Affiliates take any position during the course of any audit or other Legal Proceeding with respect to Taxes) that is inconsistent with the treatment that all indemnification payments under this Agreement constitute adjustments to the Purchase Price.

ARTICLE V

Post-Closing Agreements

5.1 Further Assurances.  The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

5.2 Records.  For a three (3) year period after the Closing Date, Seller shall promptly provide, or cause its Affiliates to promptly provide, at Seller’s expense, copies of the books and records (including those maintained in electronic form) of the Company or any Subsidiary (including all payroll, accounting and insurance records (only to the extent relating to the insurance policies owned by the Company or the Subsidiaries)) in the possession of Seller or its Affiliates which are reasonably requested by Purchaser and which have not been provided to Purchaser at the Closing or are not otherwise in the possession of Purchaser, the Company or any Subsidiary. Seller and Purchaser shall each make their respective other books and records (including work papers in the possession of their respective accountants) with respect to the Company and the Subsidiaries available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours and after receiving reasonable prior notice from such other party, for a three (3) year period after the Closing Date, or for such longer period of time as may be required to comply with Article IV, with respect to all transactions of the Company and the Subsidiaries occurring prior to and those relating to the Closing and the financial condition, results of operations, assets or liabilities and cash flows of the Company and the Subsidiaries prior to the Closing.  As used in this Section 5.2, the right of inspection includes the right to make extracts or copies.  The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.  Notwithstanding the foregoing provisions of this Section 5.2, no party shall be required to permit inspection (or the right to make extracts or copies) by the other party or any of its Affiliates’ books and records pursuant to this Section 5.2 to the extent such inspection is reasonably likely to result, in its reasonable judgment, in the loss or waiver of attorney-client privilege, attorney work-product doctrine or other protections applicable or that may be applicable to it (provided that, in such case, the parties will use commercially reasonable efforts to reach another mutually satisfactory accommodation).

5.3 Payments of Accounts Receivable.

(a) In the event Seller shall receive any instrument of payment of any of the accounts receivable of the Company or any Subsidiary, Seller shall deliver it to the Company or such Subsidiary, endorsed where necessary, without recourse, in favor of the Company or such Subsidiary.

(b) In the event Purchaser or the Company or any Subsidiary shall receive any payment on account of receivables of Seller or Affiliate of Seller, Purchaser or the Company or such Subsidiary, as applicable, shall deliver such payment to Seller, endorsed where necessary, without recourse, in favor of Seller or its Affiliates.

5.4 Third Party Claims.  The parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Closing Date or the prosecution of any claim against a third party, in each case, which are not subject to the indemnification provisions contained in Article VII, provided that the party requesting cooperation shall reimburse the other party for the other party’s reasonable out-of-pocket costs and expenses of furnishing such cooperation.  In connection therewith, Seller or Purchaser, as the case may be, shall use their reasonable best efforts to make available, at the  requesting party’s expense, personnel (for reasonable periods of time) of Seller or Purchaser, as the case may be, for purposes of depositions and testimony.

5.5 Director and Officer Indemnification.  Purchaser agrees to cause the Company and the Subsidiaries to honor in accordance with their terms the provisions of the Company’s or such Subsidiary’s certificate of incorporation (or similar formation documents) and bylaws (or similar organizational document) as in effect on the date hereof with respect to indemnification of officers, directors and employees of the Company and the Subsidiaries (including provisions relating to contributions, advancement of expenses and the like) and agrees such rights shall not be modified or amended except as permitted by Law.

5.6 Insurance Matters.  To the extent that any third-party claims against, or first-party claims by, the Company or any Subsidiary arising out of a pre-Closing occurrence  may be covered by Seller’s or its Affiliates’ occurrence-based insurance policies  (such claims, the “Potential Claims”, and such policies, the “Seller Occurrence Policies”), Seller shall use commercially reasonable efforts (including filing claims on behalf of Company or any Subsidiary) to facilitate coverage under the relevant Seller Occurrence Policy for such Potential Claims; such coverage determination to be governed by and construed in accordance with the terms and conditions of the relevant Seller Occurrence Policy.  The Company or a Subsidiary (as the case may be) shall provide prompt written notice to Seller after receiving notice of any Potential Claim.  Purchaser or the Company shall be responsible for (or shall reimburse Seller for) the first $20,000 of each Potential Claim for which Seller Occurrence Policy provides coverage subject to a deductible and Seller shall indemnify Purchaser, the Company and the Subsidiaries for any amount in excess of $20,000 of the deductible with respect to such Potential Claim.  For the avoidance of doubt, the foregoing sharing arrangement and/or indemnity shall not apply to any (i) Potential Claims not covered by the Seller Occurrence Policies, and/or (ii) cargo losses or any other damage or loss to goods in transit (whether or not covered by any insurance policy), which claims, losses or damages (and any related deductibles or retention amounts) shall be the sole responsibility of the Company.  In the event a Potential Claim is tendered but coverage is denied in whole or in part under a Seller Occurrence Policy, upon the request of Purchaser, Seller shall provide to the Company a summary of all relevant provisions of the applicable Seller Occurrence Policy under which such coverage was denied.

5.7 Use of Intellectual Property.  Except as expressly set forth in the Trademark License Agreement and except for the Transferred Intellectual Property, none of Purchaser, the Company, a Subsidiary nor any of their respective Affiliates shall (and Purchaser, the Company and the Subsidiaries shall not after the Closing direct any agent or contractor to) use the trade names, trademarks and/or service marks that have been used by Company, a Subsidiary or any of their respective Affiliates, at any time on or prior to the Closing Date, including but not limited to those trade names, trademarks, corporate names or service marks set forth on Schedule 5.7 hereto (or any derivatives thereof or any other trade names, trademarks, service marks or logos that are confusingly similar to any such names or marks on Schedule 5.7) (collectively, the “Excluded Marks”), in any manner whatsoever or otherwise operate the Business utilizing, based on or taking advantage of the name, reputation or corporate goodwill of Seller or any of its Affiliates.  After the Closing, except as expressly set forth in the Trademark License Agreement, (a) none of Purchaser, the Company, a Subsidiary or any of their respective Affiliates may (and Purchaser and the Company shall not after the Closing direct any agent or contractor to) use any stationery, invoices, order forms, packaging material or any other items that bear any Excluded Marks, and (b) to the extent any of the foregoing items are included in the Company Assets, such items shall be destroyed promptly following Closing and in no event shall be used by the Company or any Subsidiary or any of their respective Affiliates, agents or contractors following the Closing Date.

5.8 Bonds and Letters of Credit.

(a) Within 60 days after the Closing Date, Purchaser shall obtain releases in a form reasonably satisfactory to Seller either releasing Seller and its Affiliates with no replacement or substituting and replacing Seller and its Affiliates with Purchaser or one of its Affiliates, under each surety, performance, fidelity or similar bond or letter of credit with respect to the Company and the Subsidiaries set forth on Schedule 5.8(a) hereto (collectively, the “Seller’s Bonds and Letters of Credit”).

(b) Within 60 days after the Closing Date, Seller shall obtain releases in a form reasonably satisfactory to Purchaser either releasing the Company or any Subsidiary with no replacement or substituting and replacing the Company and its Affiliates with Seller or one of its Affiliates, under each surety, performance, fidelity or similar bond or letter of credit with respect to the Company and the Subsidiaries set forth on Schedule 5.8(b) or any other surety, performance, fidelity or similar bond or letter of credit outstanding as of the Closing that does not relate to or support an obligation or liability of the Company or the Subsidiaries (collectively, the “Company Bonds and Letters of Credit”).

5.9 Releases.

(a) Seller, for itself and on behalf of its Affiliates, hereby forever fully and irrevocably releases and discharges Purchaser, the Company and the Subsidiaries and their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members (direct and indirect), managers, directors, officers, employees, agents, and Representatives (collectively, the “Purchaser Released Parties”) from any and all actions, suits, claims, demands, debts, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for Damages) arising out of (a) the Seller’s direct or indirect ownership of the Shares or of the capital stock or other equity interests of each Subsidiary, (b) any contract, agreement or commitment entered into prior to Closing to which Seller or any of its Affiliates is a party that relates to financing provided to the Company or any Subsidiary, administrative and corporate services provided to the Company or any Subsidiary or the provision of functions or services similar to those to be provided to the Company or any Subsidiary under the Transition Services Agreement (collectively, “Corporate Contracts”) (it being agreed that such Corporate Contracts are terminated as of Closing), or (c) any adjustments to prior allocations charged to the Company or the Subsidiary under any insurance program maintained or administered by Seller or any of its Affiliates, in each case, which Seller (or its Affiliates) can, shall or may have against the Purchaser Released Parties, whether known or unknown, suspected or unanticipated as well as anticipated and that now exist or may hereinafter accrue based on matters now known as well as unknown (collectively, the “Purchaser Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any proceeding of any kind before any Governmental Authority, against any Purchaser Released Party based upon any Purchaser Released Claim.  Notwithstanding the preceding sentence of this Section 5.9(a), “Purchaser Released Claims” does not include, and the provisions of this Section 5.9(a) shall not release or otherwise diminish, (i) the obligations of Purchaser, the Company or any Subsidiary expressly set forth in any provisions of this Agreement, any Ancillary Agreement, or any document or instrument delivered in connection with consummation of the transactions contemplated by the Purchase Agreement, (ii) the obligations of the Company and the Subsidiaries to indemnify, defend and hold harmless the present or former directors, officers and employees of the Company and the Subsidiaries under the Company’s and Subsidiaries’ certificate of incorporation (or similar formation documents) and by-laws (or similar organizational document) and applicable Law, (iii) in the case of any Purchaser Released Party that is an employee of the Company or any Subsidiary, any claims made under an employment, retention or similar agreement with the Seller or any of its Affiliates to the extent not expressly terminated as of the Closing, (iv) any obligation, whether arising prior to the Closing or after the Closing, of the Company or any of the Subsidiaries with respect to the provision of logistics and warehousing services in the ordinary course of business to the Seller or its Affiliates, (v) the obligations of any Purchaser Released Party included in the Final Net Working Capital as accounts receivable or other obligations owed to the Seller or any of its Affiliates, and (vi) in the case of any Purchaser Released Party that is an employee, manager, director or officer of the Company or any Subsidiary, any claims for fraud or intentional torts.

(b) Purchaser, for itself and on behalf of its Affiliates (including the Company and the Subsidiaries), hereby forever fully and irrevocably releases and discharges Seller, its Affiliates and their respective predecessors, successors, direct or indirect subsidiaries and past and present stockholders, members (direct and indirect), managers, directors, officers, employees, agents, and Representatives (collectively, the “Seller Released Parties”) from any and all actions, suits, claims, demands, debts, promises, judgments, liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including claims for Damages) arising out of or related to (a) the Seller’s direct or indirect ownership of the Shares or of the capital stock or other equity interests of each Subsidiary or (b) any Corporate Contracts (it being agreed that such Corporate Contracts are terminated as of Closing) which Purchaser (or its Affiliates) can, shall or may have against the Seller Released Parties, whether known or unknown, suspected or unanticipated as well as anticipated and that now exist or may hereinafter accrue based on matters now known as well as unknown (collectively, the “Seller Released Claims”), and hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any proceeding of any kind before any Governmental Authority, against any Seller Released Party based upon any Seller Released Claim.  Notwithstanding the preceding sentence of this Section 5.9(b), “Seller Released Claims” does not include, and the provisions of this Section 5.9(b) shall not release or otherwise diminish, (i) the obligations of Seller or its Affiliates expressly set forth in any provisions of this Agreement, any Ancillary Agreement or any document or instrument delivered in connection with consummation of the transactions contemplated by the Purchase Agreement, (ii) the obligations of Seller and its Affiliates to indemnify, defend and hold harmless their present or former directors, officers and employees under their respective governance documents and applicable Law, (iii) any obligation, whether arising prior to the Closing or after the Closing, of Seller or is Affiliates with respect to the provision of logistics and warehousing services in the ordinary course of business to the Company or the Subsidiary, (iv) the obligations of any Seller Released Parties included in the Final Net Working Capital as accounts receivable owed to the Company or any Subsidiary or (v) in the case of any Seller Released Party that is an employee, manager, director or officer of the Seller or any of its Affiliates, claims for fraud or intentional torts.

5.10 Retrieval of Confidential Information.  At the Closing, Seller shall deliver to Purchaser a list of all Persons to whom Seller, the Company or any of its Representatives furnished confidential information concerning the Company in connection with the proposed sale of the Company (or its assets) and copies of all confidentiality agreements entered into by such Persons for the benefit of Seller or the Company in connection with the solicitation of prospective acquirers. To the extent permitted under the applicable confidentiality agreements, Seller does hereby assign to Purchaser its respective rights, if any, to enforce the confidentiality agreements, to the extent such agreements do not run directly to the Company.

5.11 Transaction Bonuses.  Seller or one of its Affiliates shall pay all of the bonuses payable under the Business Continuation and Employment Agreements in accordance with the terms of such agreements (the “Transaction Bonuses”).  All employment Taxes that the Company or any Subsidiary incurs with respect to the payment of the Transaction Bonuses shall be paid by the Seller to the appropriate Governmental Authority when due in accordance with applicable Law.

5.12 Receivables Owed by Seller and its Affiliates.  From and after the Closing, Seller shall (and shall cause its Affiliates to) pay all trade payables to the Company or any Subsidiary as follows:  (i) with respect to any trade payables accrued as of the Closing, in accordance with the practices applied by the Seller or the applicable Affiliate of Seller prior to the Closing; and (ii) with respect to any trade payables arising after Closing, on commercially reasonable, arm’s length terms.

5.13 Corporate Names.  Within three (3) days after the Closing, the Company shall, and Purchaser shall cause the Company to, amend its certificate of incorporation and bylaws so that the name of the Company reflected therein no longer utilizes the Excluded Marks (or any derivation thereof) and is not confusingly similar to the Excluded Marks.  Within ten (10) days after the Closing, Purchaser shall cause Exel Trucking to amend its certificate of incorporation and bylaws so that the name of Exel Trucking reflected therein no longer utilizes the Excluded Marks (or any derivation thereof) and is not confusingly similar to the Excluded Marks.  Within ten (10) days after the Closing, Purchaser shall either dissolve ETS Canada or cause ETS Canada to amend its certificate of incorporation and bylaws (or similar governing documents) so that the name of ETS Canada reflected therein no longer utilizes the Excluded Marks (or any derivation thereof) and is not confusingly similar to the Excluded Marks.  Within thirty (30) days after Closing, Purchaser shall cause the Company and each Subsidiary to amend its respective foreign qualification statement (or equivalent document) in each state or province where it is qualified to do business so that the name of the Company and such Subsidiary no longer utilizes the Excluded Marks (or any derivation thereof) and is not confusingly similar to the Excluded Marks.

5.14 Assignment of Retained Litigation Claim to Seller.  The Company and the Subsidiaries hereby assign to the Seller all right, title and interest of the Company or the Subsidiaries in connection with the Retained Litigation Claim, including all rights of subrogation and any rights of restitution in any criminal proceeding, and the Company and the Subsidiaries shall reasonably cooperate.  For the avoidance of doubt, the Retained Litigation Claim shall be subject to Section 5.4.

5.15 Canadian MIP Payments.  With respect to the bonuses accrued as of the Closing to the individuals set forth on Schedule 5.15 (the "Canadian Participants") in the amounts set forth on Schedule 5.15 (the "2010 MIP Amounts") under the Exel, Inc. Management Incentive Plan (the "MIP"), the Company or ETS Canada shall pay the 2010 MIP Amounts to such Canadian Participants in accordance with the terms of the MIP.  The Company and ETS Canada shall reasonably cooperate with Seller after the Closing to determine the method for paying the 2010 MIP Amounts in accordance with applicable law and the terms of the MIP, and shall agree in writing on the appropriate method for making such payment.  If the payment of the 2010 MIP Amounts by the Company or ETS Canada results in taxes or other actual losses to the Company or ETS Canada in excess of the 2010 MIP Amounts, Seller shall reimburse the Company or ETS Canada for such taxes or other actual losses, up to an aggregate amount not to exceed 100% of the 2010 MIP Amounts, provided that the Company or ETS Canada has paid the 2010 MIP Amounts in accordance with the method agreed by the Parties.  Any bonuses or other compensation accrued or payable after the Closing with respect to the Canadian Participants shall be paid by the Company or ETS Canada and shall not be subject to this Section 5.15.

ARTICLE VI

Employees and Employee Benefit Plans

6.1 Continuation of Employment.  Subject to the terms set forth in this Section 6.1, Purchaser shall cause the Company and the Subsidiaries to continue to employ the employees of the Company and the Subsidiaries (other than the employees listed on Schedule 6.1A, which shall be employed by Seller or any of its Affiliates as of the Closing), and cause the Company to employ each of the other employees of Seller’s Affiliates listed on Schedule 6.1B, immediately following the Closing Date, at compensation levels and with benefit packages that, in the aggregate, are substantially similar to those in effect with respect to such employees on the date hereof.  Each such Person who is employed by Company or any Subsidiary pursuant to this Section 6.1 is hereinafter referred to individually as an “Employee” and collectively as the “Employees”.  Purchaser shall use its commercially reasonable best efforts (a) to cover, or cause the Company and the Subsidiaries to cover, all Employees with group medical benefits for which all waiting periods and pre-existing condition exceptions are waived, (b) to credit the employees with amounts credited under Seller’s welfare plan (or the applicable welfare plans of Seller’s Affiliates disclosed on Schedule 2.3(q)(i) of the Disclosure Schedule) towards the satisfaction of annual deductible and out-of-pocket maximums under the plans of Purchaser, and (c) provide Employees with benefits as described in this Section 6.1 without imposing any waiting periods or other preconditions to coverage.  The Company or a Subsidiary may at any time terminate any Employee for cause or without cause or in connection with normal seasonal layoffs.  Purchaser shall cause the Company and the Subsidiaries to recognize for eligibility and vesting purposes, but not benefit accrual, under its employee benefit plans, programs and policies (including vacation and severance), the service recognized by the Company and the Subsidiaries (or an Affiliate of the Company, as the case may be) of each Employee.

6.2 Other Benefits.  Seller shall cause all health benefits to which employees of the Company and the Subsidiary are entitled under the Benefit Plans through the Effective Time to be paid in accordance with the terms of such Benefit Plan even if such claims for benefits are submitted in accordance with the Benefit Plan terms after the Closing.  From and after the Closing Date, Purchaser shall, at no expense to Seller, cause the Company or a Subsidiary to provide the benefits, if any, required pursuant to section 4980B of the Code or Part 6 of Title I of ERISA for any Employee (or spouse or dependent of such Employee) who becomes entitled to such continuation from the Company or such Subsidiary on or after the Closing (other than any person on Schedule 6.1A).  Seller shall be responsible for continuing to provide such benefits to (a) any employee (or spouse or dependent of such employee) of the Company or a Subsidiary who is entitled thereto prior to the Closing or (b) any person identified on Schedule 6.1A.

6.3 Non-qualified Deferred Compensation Plan.

(a) Prior to the date hereof, Exel and the Company have established the ETS Plan.  After the date hereof, Purchaser shall cause the Company to enter into a rabbi trust agreement with Fidelity to establish the ETS Trust that will hold assets for the ETS Plan.

(b) Prior to or as of the Closing, Seller shall cause Exel to transfer the ETS Liabilities to the Company, and the Company shall assume such ETS Liabilities, through the adoption of the ETS Plan.  Seller and Purchaser acknowledge and agree that although the ETS Trust has not yet been formed, Seller and Purchaser intend that the Company shall be considered as succeeding to Exel’s beneficial ownership rights in their entirety with respect to the ETS Assets.  Seller and Purchaser agree to deal (and shall cause their respective Affiliates to deal) with the ETS Assets in a manner consistent with such intent, and agree that after the Closing Seller shall and it shall cause its Affiliates to refrain from giving instructions affecting the ETS Assets, other than such instructions as are necessary or appropriate to effect the transfer of the ETS Assets to the ETS Trust and other than as required by law or authorized by Purchaser.

6.4 Agent and Salesperson Deferral and Matching Program. Prior to the Closing, Exel has assumed the Agent/Salesperson Deferral and Matching Program and all Agent/Salesperson Deferral Liabilities and Agent/Salesperson Matching Liabilities relating thereto.  Exel will distribute all Agent/Salesperson Deferral Liabilities in the 2011 calendar year and will distribute the Agent/Salesperson Matching Liabilities with respect to 2009 Deferrals in the 2012 calendar year by March 15, 2012 (unless another time for distribution of such Agent/Salesperson Matching Liabilities is consented to by Purchaser) to those Persons who made Deferrals in 2009 and who continue to provide services to the Company or Subsidiary or any Affiliate of the Company or Subsidiary through January 1, 2012 and the Agent/Salesperson Matching Liabilities with respect to 2010 Deferrals in the 2013 calendar year by March 15, 2013 (unless another time for distribution of such Agent/Salesperson Matching Liabilities is consented to by Purchaser)  to those Persons who made Deferrals in 2010 who continue to provide services to the Company or Subsidiary or an Affiliate of the Company or Subsidiary through January 1, 2013.  In addition, Exel shall distribute Additional Payments and, as applicable, Additional Interest Payment  in the 2011 calendar year (and at the same time that the Agent/Salesperson Deferral Liabilities are distributed) to those Persons who (a) made Deferrals, (b) are designated as eligible to receive an Additional Payment on Schedule 6.4 and (c) received more than 70% of their total revenue from services to the Company or Subsidiary or Affiliates. The Company shall cooperate with Exel by providing such information as reasonably requested by Exel in order for Exel to determine whether Matching Contributions are due to be distributed and to otherwise facilitate distributions as set forth in this Section 6.4.  For purposes of this Section 6.4 and the distribution of Agent/Salesperson Matching Liabilities, a Person shall be considered to provide services to the Company or Subsidiary or an Affiliate of the Company or Subsidiary through the applicable date set forth above only if such Person does not have a separation from service within the meaning of Code section 409A prior to the applicable date.

ARTICLE VII

Indemnification

7.1 General.  From and after the Closing, the parties shall indemnify each other and the other Indemnified Parties as provided in this Article VII.

7.2 Certain Definitions.  As used in this Agreement, the following terms shall have the indicated meanings:

(a) “Damages” shall mean all assessments, levies, losses, fines, penalties, damages, liabilities, claims, demands, settlements, Taxes, fees, charges, costs and expenses, including, without limitation, reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses incurred in connection with any Third Party Claim;

(b) “Indemnified Party” shall mean a Person entitled to indemnification pursuant to this Article VII or Article IV;

(c) “Indemnifying Party” shall mean a Person required to provide indemnification under this Article VII or Article IV;

(d) “Fundamental Representations” means the representations and warranties set forth in (i) with respect to Purchaser, Section 2.2(b)(i) (Power and Authority) and Section 2.2(f) (Brokers) and (ii) with respect to Seller, Section 2.3(c)(i) (Power and Authority), Section 2.3(d) (Capitalization), Section 2.3(e) (Title to Shares), Section 2.3(f)(ii) (Capitalization with respect to Subsidiaries) and Section 2.3(w) (Brokers).

(e) “Survival Period” shall mean the period commencing on the Closing Date and ending on the following dates, as applicable: (i) for breaches of the Fundamental Representations and the representations and warranties contained in Section 2.3(t) (Environmental), the date that is five (5) years after the Closing Date; (ii) with respect to any breaches of the Tax Representations or other claims relating to Taxes, the applicable survival period specified in Section 4.10, (iii) for breaches of the Title IV Representations, the date that is sixty (60) days following expiration of the statute of limitations with respect to the ERISA liabilities described in such representation and warranty; (iv) for breaches of all other representations and warranties of any kind or nature in this Agreement, the date that is fourteen (14) months following the Closing Date; and (v) for breaches of any covenants in this Agreement to be performed after the Closing, the date, if any, on which the specific covenant expires by its terms.

(f) “Third Party Claim” shall mean any Legal Proceeding that is asserted or threatened by a Person other than the parties hereto, their Affiliates, successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

(g) “Title IV Representations” means the representations and warranties set forth in Section 2.3(q)(iv).

7.3 Indemnification Obligations of Seller.  Subject to any applicable limitations set forth in this Agreement, Seller shall indemnify, save and keep harmless Purchaser and its Affiliates (including the Company and the Subsidiaries), successors and permitted assigns (“Purchaser Indemnitees”) from and against all Damages sustained or incurred by any of them resulting from or arising out of:

(a) any inaccuracy in, or breach of, any representation and warranty made by  Seller in this Agreement;

(b) any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article VII);

(c) any Indebtedness of the Company or any Subsidiary that is not deducted in the calculation of Purchase Price pursuant to Section 1.2(c) or taken into account in determining the Final Net Working Capital;

(d) any Company Transaction Expenses;

(e) for claims arising under the Company Bonds and Letters of Credit (regardless of whether Seller has complied with Section 5.8(b));

(f) the Agent/Salesperson Deferral and Matching Program or termination or transfer of employment prior to Closing by the Company or any Subsidiary of any of the individuals identified on Schedule 6.1A; or

(g) the matters referenced in Schedule 7.3(g).

7.4 Limitation on Seller’s Indemnification Obligations.  Seller’s obligations pursuant to Section 7.3 and Section 4.2 (other than the limitations set forth in 7.4(a) or 7.4(b)) are subject to the following limitations:

(a) The Purchaser Indemnitees shall not be entitled to recover under Section 7.3(a) with respect to any individual claim (or group of related claims arising out of the same incident or occurrence) unless the Damages associated with such claim (or group of related claims arising out of the same incident or occurrence) exceed $20,000, and then may recover only to the extent of such excess with respect to such claim (or group of related claims arising out of the same incident or occurrence).  Any individual claim that does not involve Damages in excess of $20,000 shall not count toward calculation of the Deductible.

(b) The Purchaser Indemnitees shall not be entitled to recover under Section 7.3(a) until the total amount that Purchaser would recover under Section 7.3(a), but for this Section 7.4(b), exceeds one percent (1%) of the Purchase Price (the “Deductible”), and then only for the excess over the Deductible (provided that the Deductible shall not apply to recovery under Section 7.3(a) for breaches of the Fundamental Representations or the Tax Representations).

(c) The Purchaser Indemnitees shall not be entitled to recover under Section 7.3(a) to the extent the aggregate claims for which they are entitled to recovery under Section 7.3(a) exceed twelve and one-half percent (12.5%) of the Purchase Price, provided, however, that the foregoing limitation shall not apply to recovery under Section 7.3(a) for breaches of one or more of the Fundamental Representations, and provided, further, that the Purchaser Indemnitees shall not be entitled to recover under Section 7.3(a) for breaches of the Tax Representations and/or for indemnification under Section 4.2 (including without limitation under the Remediation Agreement) in an amount in excess of $17,500,000 in the aggregate. Notwithstanding anything to the contrary herein contained, in no event shall Purchaser Indemnities be entitled to recover from Seller under this Agreement an aggregate amount that exceeds the Purchase Price.

(d) The Purchaser Indemnitees shall not be entitled to recover under Section 7.3 or Article IV in respect of any claim for indemnification unless such claim has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty or covenant with reasonable specificity, the sections of this Agreement alleged to have been breached, and a good faith estimate of the Damages claimed, delivered to Seller on or prior to the expiration of any applicable Survival Period for such claim.

(e) The Purchaser Indemnitees shall not be entitled to recover under Section 7.3 or under Article IV:

(i) WITH RESPECT TO CONSEQUENTIAL DAMAGES OF ANY KIND, DAMAGES CONSISTING OF BUSINESS INTERRUPTION OR LOST PROFITS (REGARDLESS OF THE CHARACTERIZATION THEREOF), DAMAGES FOR DIMINUTION IN VALUE OF THE BUSINESS, DAMAGES COMPUTED ON A MULTIPLE OF EARNINGS, BOOK VALUE OR ANY SIMILAR BASIS WHICH MAY HAVE BEEN USED IN ARRIVING AT THE PURCHASE PRICE, AND INDIRECT, SPECIAL, EXEMPLARY AND PUNITIVE DAMAGES;

(ii) with respect to the nonassignability or nontransferability of any of Contracts to which the Company or any Subsidiary is a party or any Permits, or the failure to obtain any consent, or to satisfy any conditions imposed incident to the giving of any consent, required under any Contract or any Permit, in connection with, or as a consequence of, the transfer of the Shares to Purchaser or any assignment of assets pursuant to the bill of sale contemplated in Section 3.3(o), but only if, in each case, such Contract or Permit is listed in Schedule 2.3(i) of the Disclosure Schedule;

(iii) with respect to any claim by or liability to any employee employed by the Company or any Subsidiary for severance or other benefits arising as the result of the termination of such employee’s employment with Company or any Subsidiary subsequent to the Closing Date;

(iv) for a claim under Sections 7.3 with respect to any Indebtedness of the Company or any Subsidiary or any Company Transaction Expenses, the amount of which has already been deducted from the Purchase Price pursuant to Article I; and

(v) with respect to any matter if (A) the Net Working Capital, Cash and Cash Equivalents or Indebtedness set forth in the Closing Purchase Price Statement was or could have been adjusted for such matter and Purchaser did not dispute the amount of the adjustment in the Closing Purchase Price Statement or the dispute as to the amount of the adjustment was resolved pursuant to Section 1.7, or (B) the Net Working Capital, Cash and Cash Equivalents or Indebtedness set forth in the Closing Purchase Price Statement was not adjusted for such matter, Purchaser disputed such reduction, and the dispute was resolved in favor of Seller pursuant to Section 1.7.

7.5 Purchaser’s Indemnification Covenants.  Subject to any applicable limitations set forth in this Agreement, Purchaser shall indemnify, save and keep harmless Seller and its Affiliates, successors and permitted assigns (“Seller Indemnities”) against and from all Damages sustained or incurred by any of them resulting from or arising out of:

(a) any inaccuracy in, or breach of, any representation and warranty made by Purchaser in this Agreement;

(b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article VII); or

(c) for claims made after the Closing under the Seller’s Bonds and Letters of Credit (regardless of whether Purchaser has complied with Section 5.8(a)).

7.6 Limitation on Purchaser’s Indemnification Obligations.  Purchaser’s obligations pursuant to Section 7.5 are subject to the following limitations:

(a) The Seller Indemnitees shall not be entitled to recover under Section 7.5(a) with respect to any individual claim (or group of related claims arising out of the same incident or occurrence) unless the Damages associated with such claim (or group of related claims arising out of the same incident or occurrence) exceed $20,000, and then may recover only to the extent of such excess with respect to such claim (or group of related claims arising out of the same incident or occurrence).  Any individual claim that does not involve Damages in excess of $20,000 shall not count toward calculation of the Purchaser Deductible.

(b) The Seller Indemnitees shall not be entitled to recover under Section 7.5(a) until the total amount that Purchaser would recover under Section 7.5, but for this Section 7.6(b), exceeds one percent (1%) of the Purchase Price (the “Purchaser Deductible”), and then only for the excess over the Purchaser Deductible (provided that the Purchaser Deductible shall not apply to recovery under Section 7.5(a) for breaches of Sections 2.2(b) or 2.2(f)).

(c) The Seller Indemnitees shall not be entitled to recover under Section 7.5 in respect of any claim for indemnification unless such claim has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty or covenant with reasonable specificity, the sections of this Agreement alleged to have been breached, and a good faith estimate of the Damages claimed, delivered to Purchaser on or prior to the expiration of any applicable Survival Period for such claim.

(d) The Seller Indemnitees shall not be entitled to recover under Section 7.5:

(i) WITH RESPECT TO CONSEQUENTIAL DAMAGES OF ANY KIND, DAMAGES CONSISTING OF BUSINESS INTERRUPTION OR LOST PROFITS (REGARDLESS OF THE CHARACTERIZATION THEREOF), DAMAGES FOR DIMINUTION IN VALUE OF THE BUSINESS, DAMAGES COMPUTED ON A MULTIPLE OF EARNINGS, BOOK VALUE OR ANY SIMILAR BASIS WHICH MAY HAVE BEEN USED IN ARRIVING AT THE PURCHASE PRICE, AND INDIRECT, SPECIAL, EXEMPLARY AND PUNITIVE DAMAGES; and

(ii) with respect to any matter if (A) the Net Working Capital, Cash and Cash Equivalents or Indebtedness set forth in the Closing Purchase Price Statement was or could have been adjusted for such matter and Seller did not dispute the amount of the adjustment in the Closing Purchase Price Statement or the dispute as to the amount of the adjustment was resolved pursuant to Section 1.7, or (B) the Net Working Capital, Cash and Cash Equivalents or Indebtedness set forth in the Closing Purchase Price Statement was not adjusted for such matter, Seller disputed such adjustment, and the dispute was resolved in favor of Purchaser pursuant to Section 1.7.

7.7 Mutual Limitation on Indemnification Obligations.

(a) If any Indemnified Party receives any indemnification payment pursuant to Article IV or this Article VII for Damages, at the election of the Indemnifying Party, such Indemnified Party shall assign to the Indemnifying Party all of its claims for recovery against third Persons as to such Damages, whether by insurance coverage, contribution claims or subrogation.

(b) In the event an Indemnified Party is entitled to any recovery of any proceeds, benefits, payments or recoveries (“Recoverable Damages”) from a Person other than Indemnifying Party (a “Specified Third Party”) in respect of any Damages for which such Indemnified Party is entitled to indemnification pursuant to this Article VII or Article IV, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries, and any Damages otherwise recoverable from the Indemnifying Party hereunder shall be reduced by the amount of such proceeds, benefits, payments or recoveries that are obtained, received or realized from any Specified Third Party.  In the event that an Indemnified Party is required to use commercially reasonable efforts to pursue a claim against a Specified Third Party but such Indemnified Party has not recovered Recoverable Damages from such Specified Third Party with respect to such claim prior to the time that such Indemnified Party receives the indemnification payment from the Indemnifying Party, then with respect to the particular indemnifiable matter hereunder to which such Recoverable Damages relate, such Indemnified Party shall continue to pursue such claim against such Specified Third Party for a commercially reasonable period under the circumstances.  In the event that any such Recoverable Damages are actually realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such Recoverable Damages relate, then appropriate refunds shall be made promptly by the relevant Indemnified Parties to the Indemnifying Party, of all or the relevant portion of such indemnification payment.

7.8 Cooperation.  Subject to the provisions of Section 7.9, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

7.9 Third Party Claims.  Following the receipt of notice of a Third Party Claim (other than a claim solely related to Taxes), the party receiving the notice of the Third Party Claim shall (i) notify the other party hereto of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice, and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted.  The Indemnified Party may, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party.  If:

(a) the defense of a Third Party Claim is so tendered and within thirty (30) days thereafter such tender is accepted by the Indemnifying Party; or

(b) within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this Section 7.9, the Indemnifying Party shall notify the Indemnified Party in writing that the Indemnifying Party wishes to assume the defense of such Third Party Claim;

then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim; provided, however, that the Indemnifying Party may not assume control of the defense of a Third Party Claim (1) primarily involving criminal liability on the part of the Company or any Subsidiary, (2) brought by a Significant Customer or a Significant Operating Agent or (3) in which any relief other than monetary damages is sought against the Indemnified Party.  If the Indemnified Party elects to assume control over any Third Party Claim brought by a Significant Customer or Significant Operating Agent (an “Agent Claim”): (x) the Indemnified Party shall not settle or compromise any such Agent Claim without the prior written consent of the Indemnifying Party (which may be withheld in its sole discretion), (y) any counsel selected to defend the Agent Claim shall be subject to the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld) and (z) subject to the rights of the Indemnifying Party set forth in the previous items (x) and (y), the defense of any such Agent Claim shall be conducted under the same procedures, and subject to the same limitations and conditions, that would otherwise apply under this Section 7.9 if the Indemnifying Party had assumed control of the Agent Claim (and the Indemnifying Party shall have the rights of the Indemnified Party under this Section 7.9).  The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided.  The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim.  So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party.

 No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VII shall relieve it of such obligations to the extent they exist.  If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender or assume the defense, of a Third Party Claim pursuant to this Section 7.9, or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.  If, pursuant to this Section 7.9, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other reasonable expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses (such reimbursement being subject to the limitations on indemnification set forth in this Agreement).  The parties hereto agree that any settlement with or failure to enforce any rights against a third party shall not be deemed a waiver of any rights against any Indemnifying Party or Indemnified Party or other party.  For the avoidance of doubt, Seller or an Affiliate of Seller shall have the right to control and contest, defend, litigate or settle, each of the matters set forth on Schedule 7.3(g) in accordance with this Section 7.9.

7.10 Obligations to Mitigate Damages.  Each Indemnified Party shall take, and shall cause all other Indemnified Parties to take, all reasonable best efforts to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages.

7.11 Effect of Investigation.  The representations and warranties of Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of Purchaser (including, but not limited to, by any of Purchaser’s Representatives) or by reason of the fact that Purchaser or any of Purchaser’s Representatives knew or should have known that any such representation or warranty is or might be inaccurate.

7.12 Indemnification Exclusive Remedy.  Indemnification pursuant to the provisions of this Article VII and Section 4.2 shall be the sole and exclusive remedy of the parties with respect to any matters arising under this Agreement, except for claims based upon actual fraud and claims seeking enforcement of any equitable remedies (such as specific performance or injunctive relief) for breach of the covenants set forth herein to be performed after the Closing.  Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party hereto against any other party hereto.

7.13 Effect of Materiality in Certain Representations of Seller.  For the sole purpose of calculating Damages resulting from a breach of any of Seller’s representations and warranties contained in the last paragraph of Section 2.3(o) (Contracts) and Sections 2.3(m)(iii) and (iv) (Taxes), 2.3(p) (Permits), 2.3(s) (Compliance with Laws) and 2.3(t) (Environmental), the terms “materiality,” “in all material respects,” or “material” qualifiers contained in such representation or warranty shall in each case be disregarded and without effect.

ARTICLE VIII

Miscellaneous

8.1 Definition of Best Efforts.  Except as otherwise specifically provided in this Agreement, for purposes of this Agreement, the phrase “reasonable best efforts” when used with reference to efforts to be made by a party hereto or any of its Affiliates: (a) shall not require such party or any of its Affiliates to pay or transfer any money, property or other thing of value to any other party except nominal and routine charges for filing or recording fees, and courier and other communication services; (b) shall require such party and its Affiliates to act with all reasonable promptness and dispatch with respect thereto; and (c) shall require the other party and its Affiliates to act with all reasonable promptness and dispatch and to cooperate in all material respects with the first party’s and its Affiliates’ efforts in connection therewith.

8.2 Publicity.  Except as otherwise required by Law or applicable stock exchange rules, the initial press release concerning the transactions contemplated by this Agreement shall be made only with the prior agreement of Seller and Purchaser (and, in any event, the parties shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release).  Following the Closing, Purchaser may make press releases and any other public or private disclosures concerning the transactions contemplated hereby without the consent of Seller.  Except as otherwise required by Law or applicable stock exchange rules, neither Seller nor its Affiliates shall make any press release or any other similar public communication concerning the transactions contemplated hereby that is inconsistent with the initial press release contemplated above without the prior written consent of Purchaser.

8.3 Notices.  All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail.  Notices delivered by mail shall be deemed given three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.  Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first Business Day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) Business Days after its delivery by facsimile.  All notices shall be addressed as follows:

If to Seller:

c/o Exel Inc.
570 Polaris Parkway
Westerville, Ohio 43082
Attention: General Counsel
Fax: (614) 865-8879
Email: mark.smolik@exel.com

with a copy (which shall not constitute notice) to:

Perkins Coie LLP
131 S. Dearborn Street, Suite 1700
Chicago, Illinois 60603
Attention:  James Cruger and Theodore Wern
Fax:  (312) 324-9400
Email:  JCruger@perkinscoie.com
TWern@perkinscoie.com

If to Purchaser or the Company:

Addressed to

Hub Group, Inc.
3050 Highland Parkway, Suite 100
Downers Grove, Illinois 60515
Attention: David Zeilstra, VP, Secretary & General Counsel
Fax: (630)-271-3750
Email: dzeilstra@hubgroup.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention:  Patrick O. Doyle
Fax:  (312) 558-5700
Email:  PDoyle@winston.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 8.3.

8.4 Expenses.  Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, financial advisors’, attorneys’, accountants’ and other professional fees and expenses; provided, that Seller shall pay or otherwise be responsible for all Company Transaction Expenses.  For the avoidance of doubt, Seller shall pay the fees and expenses of LonePine Capital Advisors LLC, and the parties shall pay their respective costs and expenses incurred in connection with any filing under the HSR Act; provided that Purchaser and Seller shall each pay one-half of the filing fee payable in connection with the initial filing under the HSR Act.

8.5 Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter covered hereby and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  Each Exhibit, Schedule and the Disclosure Schedule hereto, shall be considered incorporated into this Agreement.

8.6 Non-Waiver.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

8.7 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.  Counterparts delivered via facsimile or electronically via pdf signature pages shall have the same force and effect as originally executed counterparts.

8.8 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect.  This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

8.9 Applicable Law.  This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Delaware applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than the State of Delaware.

8.10 Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, the Indemnified Parties and their successors and permitted assigns.  Nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, the Indemnified Parties and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto and the Indemnified Parties and then only with respect to the specific obligations set forth herein with respect to such party.  Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of Seller or the Company under this Agreement (whether for indemnification or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.  Notwithstanding anything herein to the contrary, the Company’s only obligations under this Agreement are those obligations set forth in Sections 4.1(b), 5.1, 5.3, 5.4, 5.5, 5.9, 5.13, 5.14, 5.15, 6.1, 6.2 and 6.3.

8.11 Assignability.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other party.

8.12 Amendments.  This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

8.13 Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

8.14 Governmental Reporting.  Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other Person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Authority in any manner that such Person or such party reasonably believes or reasonably is advised is not in accordance with law.

8.15 Waiver of Trial by Jury.  EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.

8.16 Consent to Jurisdiction.  THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN COOK COUNTY IN THE STATE OF ILLINOIS.  SELLER AND PURCHASER AGREE TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN COOK COUNTY IN THE STATE OF ILLINOIS, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED MAIL, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 8.3, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED WHEN RECEIVED.  SELLER AND PURCHASER WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER.  NOTHING IN THIS SECTION 8.16 SHALL AFFECT THE RIGHT OF SELLER OR PURCHASER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

8.17 Rule of Construction.  The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions.  The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party.  Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) words using the singular or plural number also shall include the plural and singular number, respectively; (c) the words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (e) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require; (f) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person; and (g) references to Laws shall be deemed to mean and include such Laws as amended through the Closing Date.

ARTICLE IX

Definitions

9.1 General.  Each term defined in the first paragraph of this Agreement and in the Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

9.2 Definitions.  As used in this Agreement, the following terms shall have the meanings ascribed to them in this Section 9.2:

 “Additional Interest Payment” is an additional amount equal to the Interest plus an amount equal to 35% of the Interest.

“Additional Payment” is an additional amount equal to 35% of the Deferrals made by a Person designated on Schedule 6.4 as entitled to an Additional Payment.

“Affiliate” with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Agent/Salesperson Deferral and Matching Program” is the aggregate of the Agent/Salesperson Deferral Liabilities and Agent/Salesperson Matching Liabilities.

“Agent/Salesperson Deferral Liabilities” are the aggregate Deferrals set forth on Schedule 6.4.

“Agent/Salesperson Matching Liabilities” are the aggregate Matching Contributions set forth on Schedule 6.4.

“Ancillary Agreements” shall mean, collectively, the Transition Services Agreement, the Trademark License Agreement, the Restrictive Covenant Agreement, the Intellectual Property License Agreement, the Intellectual Property Assignment, the Remediation Agreement and all other documents, instruments and certificates executed and/or delivered at the Closing in connection with the transactions contemplated hereby.

“Business Day” means any day that banks are open for business in the City of Chicago, Illinois (not to include a Saturday, Sunday or a statutory holiday in the State of Illinois).

“Business Continuation and Employment Agreements” means, collectively, the Business Continuation and Employment Agreements between Exel and each of James J. Damman, Todd Thompson, Bruce A. Wise and Bradley Young.

“Cash and Cash Equivalents” means (i) all cash on hand and in the Company’s and each Subsidiary’s bank, lock box and other accounts (including cash resulting from the clearance of checks deposited with the Company or any Subsidiary prior to the Effective Time, whether or not such clearance occurs before, on or after the Effective Time, but not including the amount of any such deposited checks in payment of accounts receivable that are reflected in the calculation of Net Working Capital), plus (ii) the dollar amount of all deposits held by third parties for the benefit of the Company or any Subsidiary, in each case as of the Effective Time, minus (iii) the amount of all “cut” but un-cashed checks of the Company and the Subsidiaries outstanding as of the Effective Time.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Company Transaction Expenses” means all of the out of pocket fees and expenses (including investment banking and legal fees and expenses), if any, incurred by the Company and the Subsidiaries prior to the Closing Date in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including any bonuses or similar payments payable in connection with the consummation of the transactions contemplated by this Agreement, in each case, only to the extent unpaid as of the Closing.

“Contracts” means, with respect to any Person, any written contract, agreement, deed, mortgage, lease, license or commitment, or other written document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

“Dallas Lease” means that certain Office Building Lease dated October 25, 2006 between CP Preston Trail Atrium, L.P. and Exel, Inc., as amended on or prior to the date hereof.

“Deferrals” are the amounts that participants in the Agent/Salesperson Deferral and Matching Program elected to defer in the respective calendar years as set forth on Schedule 6.4.

“Environmental Laws” means all Laws that pertain or relate to:  (a) Releases or threatened Releases of Hazardous Materials; (b) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Materials; (c) the regulation of storage tanks; or (d) otherwise relating to pollution or the protection of human health, safety or the environment, including the following statutes as now written and amended as of Closing, including any and all regulations promulgated thereunder and any and all state and local counterparts:  CERCLA, the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. §6901 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §11001 et seq., and the Safe Drinking Water Act, 42 U.S.C. §300f et seq.

“Environmental Permits” means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws.

“ETS Assets” means that portion of the assets of the Exel Trust which correspond on a one-to-one basis with the ETS Liabilities.

“ETS Canada” means Exel Transportation Services ULC, a Nova Scotia unlimited liability company.

“ETS Liabilities” the Exel Plan accounts of the ETS Participants and all liabilities or obligations of any kind or nature arising therefrom or relating thereto.

“ETS Participants” means the employees of the Company and the Subsidiaries immediately prior to the Closing that participate in the Exel Plan.

“ETS Plan” means that certain stand-alone deferred compensation plan established for certain employees of the Company and known as the “2011 Supplemental Deferred Compensation Plan”, the material terms of which are substantially the same as the terms of the Exel Plan.

“ETS Trust” means that certain trust to be established after the Closing pursuant to a rabbi trust agreement between the Company and Fidelity.

“Exel” means Exel Inc., a Massachusetts corporation.

“Exel Plan” means the Supply Chain Executive Deferred Compensation Plan, a nonqualified account-balance deferred compensation plan sponsored by Exel.

“Exel Trust” means the rabbi trust formed to assist Exel in satisfying its obligations under the Exel Plan.

“Fidelity” means Fidelity Management Trust Company.

“Final Net Working Capital” means the Net Working Capital set forth in the finally determined Closing Purchase Price Statement.

“Flow-Thru Entity” means (i) (a) any entity, plan or arrangement that is treated for Income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code section 957, or (c) a “passive foreign investment corporation” within the meaning of Code section 1297 or (ii) with respect to which a holder of a (direct or indirect) equity interest in the entity is (or could be) subject to Tax under the Code (or other applicable domestic law relating to Taxes) by reference to earnings, income, assets, or activities of the entity.  Notwithstanding the foregoing, no Subsidiary shall constitute a Flow-Thru Entity as a result of the application of consolidated return provisions under Code section 1504 and the Treasury Regulations promulgated thereunder (or any similar provision of state, local, or non-U.S. Applicable Laws).

“GAAP” means generally accepted accounting principles, consistently applied.

“Governmental Authority” means any of the following: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, cantonal, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Hazardous Material” means (a) all substances, wastes, pollutants, contaminants and materials (collectively, “Substances”) regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as these statutes’ implementing regulations:  the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S. C. Section 136 et seq; the Atomic Energy Act, 42 U.S.C. Section 22011 et seq; and the Hazardous Materials Transportation Act, 42 U.S.C. Section 1801 et seq; (b) all Substances with respect to which any Governmental Authority otherwise requires environmental investigation, monitoring, reporting, or remediation; (c) petroleum and petroleum products and by products including crude oil and any fractions thereof; (d) natural gas, synthetic gas, and any mixtures thereof; and (e) radon, radioactive substances, asbestos, urea formaldehyde, and polychlorinated biphenyls (“PCB”).

“High Performance Agent Incentive Plan” means the obligations of the Company or a Subsidiary under certain Contracts entered into with Operating Agents that achieve pre-tax income ranked in the top forty (40) of all Operating Agents with year over year pre-tax income growth and contribution margin of at least thirty percent (30%), for which such qualifying Operating Agents earn bonuses, vesting at the end of three (3) years, tied to their pre-tax income and paid after vesting only if the Operating Agent is an active Agent at the time of payment.

 “IFRS” means International Financial Reporting Standards, consistently applied.

“Income Tax” (and, with the correlative meaning, “Income Taxes”) means any Tax that is based on, or computed with respect to, net income or earnings, gross income or earnings, capital gains and any related Tax in the form of penalties or interest.

“Indebtedness” means all (a) obligations relating to indebtedness for borrowed money, (b) fifty percent (50%) of the amount of any obligations to Operating Agents under the High Performance Agent Incentive Plan that are accrued or payable as of the Closing, other than the current portion of any such obligations which are included as current liabilities in the Final Net Working Capital, (c) obligations for the deferred purchase price of property or services accrued and unpaid as of the Closing, excluding (i) any trade payables or other liabilities or obligations that are accrued as a current liability on the Closing Purchase Price Statement or would otherwise be treated as current liabilities under IFRS, (ii) the ETS Liabilities and/or any obligations under the Agent/Salesperson Deferral and Matching Program, which are addressed in Section 6.3 and Section 6.4, respectively, and/or (iii) obligations under the High Performance Agent Incentive Plan which are addressed exclusively in the preceding item (b) of this definition, (d) any reimbursement obligations related to banker’s acceptances, surety bonds or letters of credit, but only to the extent such obligations have actually matured (and specifically excluding any such obligations that are undrawn or unmatured), (e) obligations evidenced by a note, debenture or similar instrument, (f) any capitalized lease obligations, (g) any obligations of the Company or any Subsidiary relating to stock appreciation rights payable by Seller or any of its Affiliates to certain members of management of the Company or any Subsidiary, and (h) obligations of the types referred to in the preceding clauses (a) through (g) of any other Person guaranteed by the Company or any Subsidiary or secured by any Lien on any assets of the Company or any Subsidiary.

“Intellectual Property” means all of the following owned or licensed in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all software and computer programs, source code, object code and associated procedural code and data and any modifications thereto; (f) all material advertising and promotional materials; (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Assignment” means that certain Intellectual Property Assignment dated as of March 31, 2011 among the Company, the Subsidiaries and Seller.

“Intellectual Property License Agreement” means that certain Intellectual Property License Agreement dated as of March 31, 2011 among the Company, the Subsidiaries and Seller.

“Interest” with respect to any Person listed on Schedule 6.4 is the amount of interest reasonably determined by Exel to be payable by such Person with respect to Deferrals and Matching Contributions pursuant to Code section 409A(a)(B)(i)(1) through the date of distribution of such Deferrals and Matching Contributions (after taking into account any reductions or eliminations in such interest permitted under applicable IRS guidance).

“knowledge of the Company” and “to the Company’s knowledge” (and words of similar import) means the actual knowledge as of the Closing Date of James Damman, Todd Thompson, Brad Young, Bruce Wise and Richard Merrill, without giving effect to imputed knowledge.

“Law” shall mean any federal, state, regional, local or foreign law, constitution, rule, statute, ordinance, regulation, common law or Order, in each case as in effect on the Closing Date, other than as used in any representation or warranty that addresses matters as of a specific date or time period other than the Closing Date.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, appellate or eminent domain proceeding) or audit, in each case commenced, brought, conducted or heard by or before any court or other Governmental Authority (whether judicial or administrative) or any arbitrator or arbitration panel.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, pledge, security interest, encumbrance, charge, assessment, indenture, option, hypothecation, judgment, attachment, restriction on transfer, right-of-way, easement, title defect, lease, encroachment, servitude, right of first option, right of first refusal or other lien (whether arising by contract or by operation of law).

“made available to Purchaser” means either (i) included prior to the Closing Date in the virtual data room established by Seller with IntraLinks for purposes of the transactions contemplated hereby or (ii) delivered prior to the Closing Date to the Purchaser or its Representatives in writing (including by facsimile, email or other electronic transmission).

“Managed Transportation Business” means the business conducted by Seller and its Affiliates (other than the Company and the Subsidiaries) out of their Mechanicsburg, Pennsylvania, Houston, Texas, and Akron, Ohio facilities and historically managed in part by certain employees of the Company located in the Company’s Dallas, Texas facility, including Andrew Hadland and the other employees listed on Schedule 6.1.A, and for which the revenues and expenses are recorded by Seller and/or its Affiliates and not by the Company or either Subsidiary.  The Managed Transportation Business includes the provision to customers of the following services:  carrier management, rate/contract negotiation, regulatory compliance, freight optimization, transportation procurement, shipment management, load tendering, carrier bid management, freight bill payment/auditing, claims management and performance reporting.  In providing these services, the Managed Transportation Business usually serves as an outsourced provider of a customer’s transportation management organization.

"Matching Contributions" are the amounts that participants in the Agent/Salesperson Deferral and Matching Program would be entitled to with respect to Deferrals provided such participants continue to provide services to the Company or Subsidiary or an Affiliate of the Company or Subsidiary through January 1st of the third calendar year following the calendar year in which the Deferrals were made.

“Material Adverse Effect” means a material adverse effect on the business or financial condition of the Company and the Subsidiaries, taken as a whole, provided that the foregoing shall not include any event, circumstance, change, occurrence, fact or effect resulting from or relating to: (a) changes in general economic or political conditions in any region in which the Company or any Subsidiary operates, including any change in commodity prices or increase in interest rates, (b) changes in United States or global financial markets in general, (c) changes in the industry in which the Company or any Subsidiary operates, (d) any change in applicable Laws or IFRS or any interpretation thereof by any governmental authority, (e) any natural disaster or pandemic, (f) any act of terrorism or war or the outbreak of escalation of hostilities, or change in geopolitical conditions, (g) any failure of the Company and/or any Subsidiary to meet any projections or forecasts, (h) any disruption to or effect on the Company or any Subsidiary as a result of the negotiation and execution of this Agreement, or (i) any action taken or failed to be taken by the Company or any of its Affiliates or representatives at the request of Purchaser or that is required or contemplated by this Agreement.

“Material Contracts” shall mean each of the Contracts listed (or required to be listed) in Schedule 2.3(o) of the Disclosure Schedule.  For the avoidance of doubt, the Software License Agreement for Mercury Gate International Inc. Transportation Management Software dated as of February 2, 2007 among Mercury Gate International Inc., the Company and certain other parties thereto shall be deemed a Material Contract.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and the Subsidiaries as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean December 31, 2010.

“Net Working Capital” means the assets of the Company and the Subsidiaries that are treated as current assets under IFRS, minus the liabilities of the Company and the Subsidiaries that are treated under IFRS as current liabilities, all as determined in the manner set forth in Sections 1.6 and 1.7.  Notwithstanding anything to the contrary herein contained, the calculation of Net Working Capital shall include only the categories of current assets and current liabilities reflected in the Net Working Capital Example.  For the avoidance of doubt, (a) Cash and Cash Equivalents, Indebtedness and any assets or liabilities for Income Taxes of the Company and the Subsidiaries shall not be taken into account in the calculation of Net Working Capital, (b) to the extent not paid at or prior to Closing, any payable owed by the Company or any Subsidiary to Seller or any Affiliate thereof, including on account of payroll expenses of the Company or any Subsidiary, shall constitute a current liability in the calculation of Net Working Capital, (c) any current liabilities under the Agent/Salesperson Deferral and Matching Program shall not be taken into account in the calculation of Net Working Capital and (d) any current liabilities relating to matters for which Seller is providing indemnification hereunder shall not be reflected in the calculation of Net Working Capital.

“Operating Agent” means any Person identified as an independent business owner or independent contractor in any (a) Operations Independent Business Owner Agreement, (b) Sales and Independent Contractor Operations Agreement, (c) Sales and Agency Operations Agreements or (d) other similar Contract, respectively, to which the Company or any Subsidiary is party.

“Orders” means any judgment, injunction, decree, order or arbitration award.

“Permitted Liens” means any of the following: (a) statutory liens for Taxes not yet due; (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (c) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation and unemployment insurance or to secure the performance of surety and appeal bonds or leases, which bonds and leases are identified in Schedule 2.3(o) of the Disclosure Schedule; (d) irregularities of title which do not detract in any material respect from the value or use of any material Company Assets and (e) security interests securing the Indebtedness and disclosed on Schedule 2.3(k)(i) of the Disclosure Schedule.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Authority.

“Release” means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

“Remediation Agreement” means that certain Remediation Agreement dated as of the date hereof by and among Purchaser, Seller and the Company.

“Representatives” means, with respect to any Person, the partners, members, directors, officers, managers, employees, agents or other representatives of such specified Person, including financial advisors, consultants, investors, lenders, other financing sources and counsel.

“Restrictive Covenant Agreement” means that certain restrictive covenant agreement dated as of the date hereof by and between Seller and Purchaser.

“Retained Litigation Claim” means all claims for fraud (and any similar or related claims) in connection with John Budzynski's and Intex International's submission of fraudulent invoices to the Company for the period commencing January, 2010 through August, 2010.

“Sales Agent” means any Person identified as an independent business owner or independent contractor in any (a) Sales Independent Business Owner Agreement, (b) Sales Agent Agreement or (c) other similar Contract, respectively, to which the Company or any Subsidiary is a party.

“Seller Group” means any affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or non-U.S. applicable law) with Seller as its common parent that has elected, or is required, to file a consolidated, combined, or unitary Tax Return.

“Significant Customer” means each of the top five (5) customers of the Company and the Subsidiaries (on a consolidated basis) for the year ended December 31, 2010 measured by the aggregate dollar amount of gross margins of the Company and the Subsidiaries (on a consolidated basis) generated by sales to customers of the Company and the Subsidiaries for the year then ended.

“Significant Operating Agent” means each of the top twenty (20) Operating Agents of the Company and the Subsidiaries (on a consolidated basis) as measured by the dollar amount of the aggregate gross margins generated for the Company and the Subsidiaries (on a consolidated basis) by sales activities of Operating Agents for the year ended December 31, 2010.

“Significant Sales Agent” means each of the top ten (10) Sales Agents of the Company and the Subsidiaries (on a consolidated basis) as measured by the dollar amount of the aggregate gross margins generated for the Company and the Subsidiaries (on a consolidated basis) by sales activities of Sales Agents for the year ended December 31, 2010.

“Significant Vendor” means each of the top ten (10) vendors of the Company and the Subsidiaries (on a consolidated basis) for the year ended December 31, 2010 measured based on dollar amounts of services provided and products supplied to the Company and the Subsidiaries (on a consolidated basis) for the year then ended.

“Tax Representations” means the representations set forth in Section 2.3(m).

“Trademark License Agreement” means that certain trademark license agreement dated as of the date hereof by and among Seller, Purchaser and the Company.

“Transferred Intellectual Property” means the following trade names: “Mark VII”, “Tritan”, “TEMSTAR”, “Delta VII” and the slogan “One Source, Many Modes, Endless Solutions”.

“Transition Services Agreement” means that certain transition services agreement dated as of the date hereof by and among Seller, Purchaser and the Company.

9.3 Cross Reference of Other Definitions.  Each of the terms set forth in the table below is defined in the Section of this Agreement set forth opposite such term:

Defined Term	Section

2010 MIP Amounts	5.15
Accounts Receivable	2.3(l)
Agent Claim	7.9(b)
Agreement	Preamble
Annual Financial Statements	2.3(j)(i)
Arbitrating Accountant	1.7(b)
Bank Accounts	2.3(y)
Benefit Plan(s)	2.3(q)(i)
Business	Recitals
Canadian Participants	5.15
Closing	1.4(a)
Closing Date	1.4(a)
Closing Purchase Price Statement	1.6
Code	2.3(m)(i)
Company	Preamble
Company Assets	2.3(k)(i)
Company Bonds and Letters of Credit	5.8(b)
Corporate Contracts	5.9(a)
Damages	7.2(a)
Deductible	7.4(b)
Delivery Date	1.6
Disclosure Schedule	2.1
Dispute	1.7(a)
Dispute Notice	1.7(a)
Dispute Period	1.7(a)
Effective Time	1.4(a)
Election	4.8(a)
Election Termination Date	4.8(c)
Employee(s)	6.1
ERISA	2.3(q)(i)
Estimated Purchase Price	1.5(a)
ETS Canada	Recitals
Excluded Marks	5.7
Exel Trucking	Recitals
Financial Statements	2.3(j)(i)
Fundamental Representations	7.2(d)
HSR Act	2.2(c)
Indemnified Party	7.2(b)
Indemnifying Party	7.2(c)
Insurance Policies	2.3(z)(i)
Interim Financial Statements	2.3(j)(i)
Leased Real Estate	2.3(u)(i)
Leases	2.3(u)(ii)
Material Contracts	2.3(o)
MIP	5.15
Negotiation Period	1.7(b)
Net Working Capital Example	1.6
Permits	2.3(p)(i)
Post-Closing Straddle Period	4.3
Potential Claims	5.6
Pre-Closing Straddle Period	4.3
Pre-Closing Tax Returns	4.1(a)
Prevailing Party	1.7(b)

Purchase Price	1.2
Purchase Price Allocation	4.8(b)
Purchaser	Preamble
Purchaser Deductible	7.6(b)
Purchaser Indemnitees	7.3
Purchaser Prepared Returns	4.1(b)
Purchaser Released Claims	5.9(a)
Purchaser Released Parties	5.9(a)
Recoverable Damages	7.7(b)
Section 338 Forms	4.8(a)
Seller	Preamble
Seller Group Returns	4.1(a)
Seller Indemnities	7.5
Seller Occurrence Policies	5.6
Seller Owned Property	2.3(u)(v)
Seller Prepared Returns	4.1(a)
Seller Released Claims	5.9(b)
Seller Released Parties	5.9(b)
Seller’s Bonds and Letters of Credit	5.8(a)
Shares	Recitals
Specified Third Party	7.7(b)
Straddle Period	4.1(b)
Straddle Tax Returns	4.1(b)
Subsidiaries or Subsidiary	Recitals
Survival Period	7.2(e)
Tax	2.3(m)(i)
Tax Contest	4.5
Tax Returns	2.3(m)(i)
Taxes	2.3(m)(i)
Third Party Claim	7.2(f)
Title IV Representations	7.2(g)
Transaction Bonuses	5.11
Transfer Taxes	4.6
Working Capital Target	1.3
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

SELLER:
DPWN HOLDINGS (USA), INC.
By:	/s/ Brian Newton
Its:	Attorney in Fact

COMPANY:
EXEL TRANSPORTATION SERVICES, INC.
By:	/s/ Rob Whipple
Its:	Authorized Signatory

PURCHASER:
HUB GROUP, INC.
By:	/s/ Mark A. Yeager
Its:	President and C.O.O.